Exhibit 10.2

EXECUTION COPY

AMENDED AND RESTATED WORLDWIDE AGREEMENT

This Amended and Restated Worldwide Agreement is entered into as of October 1, 2003 (the “Effective Date”), by and among, on the one hand, HOFFMANN-LA ROCHE INC., a New Jersey corporation having offices at 340 Kingsland Street, Nutley, New Jersey 07110 (“Roche-Nutley”) and F. HOFFMANN-LA ROCHE LTD of Basel, Switzerland (“F. Roche”) (Roche-Nutley and F. Roche are hereinafter individually and collectively referred to as “Roche”) and, on the other hand, PROTEIN DESIGN LABS, INC., a Delaware corporation having offices at 34801 Campus Drive, Fremont, California  94555 (“PDL”).

RECITALS

Roche and PDL were originally parties to agreements dated January 31, 1989, as amended (the “1989 Agreements”) pertaining to humanized and chimeric antibodies against the interleukin-2 receptor (“IL-2R”).

Under the 1989 Agreements, PDL exclusively licensed to Roche rights to a humanized antibody now known as Daclizumab (as defined below).

Roche is currently marketing Daclizumab under the trademark Zenapax® for the prevention of acute organ rejection in patients receiving kidney transplants.

In 1999, Roche and PDL replaced the 1989 Agreements with two new agreements (as amended, known separately as the “1999 PDL/Roche Agreement” and the “F. Roche Agreement,” respectively, and collectively as the “1999 Agreements”) which provided PDL with rights to develop and, if successful, promote Daclizumab in autoimmune indications for increased compensation from the 1989 Agreements.

Roche and PDL now desire to replace the 1999 Agreements with this Amended and Restated Worldwide Agreement that (1) reverts to PDL all IL-2R antibody rights licensed to Roche by PDL under the 1999 Agreements, subject to Roche’s continuing exclusive license to market and sell Daclizumab for Transplant Indications in the Roche Territory and develop and commercialize products based [CONFIDENTIAL TREATMENT REQUESTED] that [CONFIDENTIAL TREATMENT REQUESTED] to the [CONFIDENTIAL TREATMENT REQUESTED] of [CONFIDENTIAL TREATMENT REQUESTED]; (2) grants to PDL the sole and exclusive worldwide rights under Roche’s relevant intellectual property to develop, and, if successful, market and sell Daclizumab for Autoimmune Indications and Other Indications; and (3) grants PDL the right to purchase all of Roche’s remaining rights to Daclizumab, subject to Roche’s right to retain its exclusive license from PDL to develop and commercialize products based on [CONFIDENTIAL TREATMENT REQUESTED] that [CONFIDENTIAL TREATMENT REQUESTED] to the [CONFIDENTIAL TREATMENT REQUESTED] of [CONFIDENTIAL TREATMENT REQUESTED].

NOW, THEREFORE, in consideration of the premises and the mutual promises and covenants set forth below, PDL and Roche mutually agree to amend and restate the 1999 Agreements in this single Amended and Restated Worldwide Agreement as follows:

I.  DEFINITIONS

For the purposes of this Amended and Restated Worldwide Agreement, the following terms, when written with an initial capital letter, shall have the meaning ascribed to them below.  All references to particular Appendices, Articles and Sections shall mean the Appendices to, and Articles and Sections of, this Amended and Restated Worldwide Agreement, unless otherwise specified.

1.1                                 “AAGS” shall mean the average annualized Roche Adjusted Gross Sales of Daclizumab calculated according to the following:

[CONFIDENTIAL TREATMENT REQUESTED]

1.2                                 “Acting Party” has the meaning set forth in Section 12.1(c).

1.3                                 “Affiliates” means any corporation or other business entity controlled by, controlling, or under common control with another entity, with “control” meaning direct or indirect beneficial ownership of more than fifty percent (50%) of the voting stock of, or more than a fifty percent (50%) interest in the income of, such corporation or other business entity.  Anything to the contrary in this paragraph notwithstanding, [CONFIDENTIAL TREATMENT REQUESTED].

1.4                                 “AI Trademarks” means all trademarks used in connection with the marketing, promotion, and sale of Daclizumab by PDL or its sublicensee(s) and all trademark registrations and applications therefor, and all goodwill associated therewith.

1.5                                 “Application” means a new application, or a supplement or an amendment to an existing application, for marketing approval for an Autoimmune Indication in the Territory.

1.6                                 “Autoimmune Indications” or “AI” means all indications that involve pathogenic consequences, including tissue injury, produced by autoantibodies or autoreactive T lymphocytes interacting with self epitopes, i.e., autoantigens.  Autoimmune Indications shall include, without limitation, asthma, psoriasis, rheumatoid arthritis, systemic lupus erythematosus, scleroderma, juvenile rheumatoid arthritis, polymytosis, Type I diabetes, sarcoidosis, Sjogrens syndrome, chronic active non-pathogenic hepatitis, non-infectious uveitis (Behcets), aplastic anemia, regional non-pathogenic enteritis (including ulcerative colitis, Crohn’s Disease and inflammatory bowel disease), Kawasaki’s disease, post-infectious encephalitis, multiple sclerosis, and tropic spastic paraparesis.

1.7                                 “Change of Control” means a transaction in which Roche either (a) sells, conveys or otherwise disposes of all or substantially all of its property or business; or (b) either (i) merges or consolidates with any other entity (other than a wholly-owned subsidiary of Roche); or (ii) effects any other transaction or series of transactions, in each case of clause (i) or (ii), such that the voting stockholders of Roche immediately prior thereto, in the aggregate, no longer own, directly or indirectly, beneficially or legally, at least fifty percent (50%) of the outstanding voting securities or capital stock of the surviving entity following the closing of such merger, consolidation, other transaction or series of transactions.

1.8                                 “Combination Product” means any product containing both an ingredient that causes it to be considered a Licensed Product and one or more other therapeutically active ingredients.

1.9                                 “Commercialization Term” means the period commencing on the Effective Date and ending on the earliest of (a) the Reversion Effective Date; (b) the Put Right Effective Date; and (c) if Roche does not exercise the Roche Put Right and the Exercise Period ends without PDL exercising the Transplant Reversion, the date Roche ceases to sell Daclizumab in every country in the Roche Territory, as permitted under this Amended and Restated Worldwide Agreement.

1.10                           “Controlled” means, with respect to any intellectual property right, that the party has a license to such intellectual property right and has the ability to grant to the other party a sublicense to such intellectual property right as provided for herein without violating the terms of any agreement or other arrangements with any Third Party existing at the time such party would be first required hereunder to grant the other party such sublicense.

1.11                           “Cost of Goods” means the manufacturing cost of either (a) unformulated bulk Daclizumab, or (b) finished Daclizumab product made from unformulated bulk, as the case may be, calculated in accordance with internal cost accounting methods consistently applied by a party for its other biologics pharmaceutical products, provided that such methods comply with [CONFIDENTIAL TREATMENT REQUESTED].  Cost of Goods shall include [CONFIDENTIAL TREATMENT REQUESTED]. As used in this Amended and Restated Worldwide Agreement, the Cost of Goods shall not exceed [CONFIDENTIAL TREATMENT REQUESTED].

1.12                           “Cover” (including variations thereof such as “Covering” or “Covered”), means that the manufacture, use, sale, offer for sale, or importation of a particular product would infringe a Valid Claim of a patent in the absence of rights under such patent.  The determination of whether a particular product is Covered by particular Valid Claims shall be made on a country-by-country basis.

1.13                           “Daclizumab” means any product that contains humanized anti-Tac (as defined under “Field”).

1.14                           “Daclizumab Assets” means all assets owned by Roche or its Affiliates and relevant solely to the development or commercialization of Daclizumab, other than the Trademarks and the Roche Owned Patents.  Daclizumab Assets include, without limitation:

(a)                                  domain names used in connection with the sale or promotion of Daclizumab;

(b)                                 all then current promotional materials, including brochures, leave-behind materials, product fact sheets, advertisements in all media;

(c)                                  all then current packaging art copy, and all trade dress rights thereto;

(d)                                 rights to any “look and feel” of any materials referenced in (a) through (c) above and used in connection with the marketing, sale or promotion of Daclizumab and any and all copyrights or other intellectual property rights appurtenant thereto;

(e)                                  all then current sales training materials and medical education materials;

(f)                                    copies of market research surveys, analyses, and reports;

(g)                                 then current customer lists, sales records, lists of distributors;

(h)                                 regulatory filings, INDs, agreements related to physician sponsored INDs (to the extent assignable), CTXs, BLAs, and foreign equivalents of the foregoing, and all associated communications with regulatory authorities in the Roche Territory (excluding manufacturing approvals); and

(i)                                     then current contracts with managed care groups, hospitals, transplant centers, pharmaceutical benefit managers, distributors and other similar Third Parties.

1.15                           “Excluded Field” means [CONFIDENTIAL TREATMENT REQUESTED] that (a) [CONFIDENTIAL TREATMENT REQUESTED] to the [CONFIDENTIAL TREATMENT REQUESTED] of [CONFIDENTIAL TREATMENT REQUESTED], (b) [CONFIDENTIAL TREATMENT REQUESTED] the [CONFIDENTIAL TREATMENT REQUESTED] of [CONFIDENTIAL TREATMENT REQUESTED], and (c) may also [CONFIDENTIAL TREATMENT REQUESTED].  The Parties agree that Daclizumab is not in the Excluded Field.

1.16                           “Excluded Product” means any product in the Excluded Field, including any Combination Product, that contains an [CONFIDENTIAL TREATMENT REQUESTED] that was [CONFIDENTIAL TREATMENT REQUESTED] by [CONFIDENTIAL TREATMENT REQUESTED] on behalf of [CONFIDENTIAL TREATMENT REQUESTED] pursuant to the [CONFIDENTIAL TREATMENT REQUESTED].  [CONFIDENTIAL TREATMENT REQUESTED] shall be deemed to be an Excluded Product.

1.17                           “Exercise Period” has the meaning set forth in Section 5.2(a).

1.18                           “FDA” means the United States Food and Drug Administration and any successor agency thereto, and/or any equivalent foreign governmental agency, depending on the context.

1.19                           “Field” means any humanized or chimeric antibody that binds to IL-2R, where “humanized” means a genetically engineered combination of a substantially human framework region and constant region, and complementarity determining regions from non-human antibodies, and where “chimeric” means a genetically engineered combination of human constant region and non-human variable region.  “Antibodies in the Field” means humanized and chimeric antibodies that bind to IL-2R.  It is believed that these Antibodies in the Field may be useful for therapeutic, diagnostic, imaging and similar purposes.  It is understood that the Field includes, but is not limited to, that certain humanized murine monoclonal antibody prepared against the p55 component of IL-2R (“humanized anti-Tac”). Furthermore, the Field includes, but is not limited to, all improvements relating to humanized anti-Tac, including without limitation modifications in structure introduced by genetic engineering, or by chemical or enzymatic cleavage.  Also included within the Field shall be alternate hosts for producing humanized anti-Tac, methods for purification, formulations incorporating humanized anti-Tac, and uses and methods of use for humanized anti-Tac in human medicine.

1.20                           “Joint Inventions” means any inventions in the Field, whether patented or not, that are jointly made during the period beginning on January 31, 1989 and continuing until the end of the Commercialization Term by at least one (1) PDL employee or person contractually required to assign or license patent rights covering such inventions to PDL and at least one (1) Roche-Nutley or F. Roche employee or person contractually required to assign or license patent rights covering such inventions to Roche-Nutley or F. Roche.

1.21                           “Licensed Product” means any product, other than an Excluded Product, in the Field, including any Combination Product, the making, importation, use, offer for sale, or sale of which utilizes Roche Know-How, Roche Patents, or Joint Inventions or would, in the absence of this Amended and Restated Worldwide Agreement, infringe a Valid Claim of a Roche Patent.  Daclizumab shall be deemed to be a Licensed Product.

1.22                           “Major Country” means the United States, United Kingdom, France, Italy and Germany.

1.23                           “Other Indications” means all indications other than Transplant Indications and Autoimmune Indications.

1.24                           “Other Licensed Products” means all Licensed Products other than Daclizumab.

1.25                           “PDL Adjusted Gross Sales” means the gross invoice price of Daclizumab sold or otherwise disposed of for consideration in the Roche Territory by PDL, its Affiliates or sublicensees (other than Roche and its Affiliates hereunder) to independent Third Parties not an Affiliate of the seller, reduced by the following amounts: (a) the amounts actually allowed as volume or quantity discounts, rebates, price reductions, returns (including withdrawals and recalls); and (b) sales, excise and turnover taxes imposed directly on and actually paid by PDL, its Affiliates or sublicensees.

When calculating the PDL Adjusted Gross Sales, the amount of such sales in foreign currencies shall be converted into U.S. dollars at the average rate of exchange at the time for the applicable calendar quarter in accordance with PDL’s then-current standard practices.

In the case of Combination Products for which Daclizumab and each of the other therapeutically active ingredients contained in the Combination Product have established market prices when sold separately, PDL Adjusted Gross Sales shall be determined by multiplying the

PDL Adjusted Gross Sales for each such Combination Product by a fraction, the numerator of which shall be the established market price for the form and formulation of Daclizumab contained in the Combination Product, and the denominator of which shall be the sum of the established market prices for such form and formulation of Daclizumab plus the other active ingredients contained in the Combination Product.  When such separate market prices are not established, then the parties shall negotiate in good faith to determine the method of calculating PDL Adjusted Gross Sales for Combination Products.

If PDL or its Affiliates or sublicensees receive non-cash consideration for Daclizumab sold or otherwise transferred to an independent Third Party not an Affiliate of the seller or transferor, the fair market value of such non-cash consideration on the date of the transfer as known to PDL, or as reasonably estimated by PDL if unknown, shall be deemed the PDL Adjusted Gross Sales for such Daclizumab sold or otherwise transferred.

1.26                           PDL Know-How” means, except as otherwise set forth in this Section 1.26, all inventions, discoveries, trade secrets, information, experience, data, formulas, procedures and results in the Field, and improvements thereon, including any information regarding the physical, chemical, biological, toxicological, pharmacological, clinical, and veterinary data, dosage regimens, control assays and specifications of Daclizumab (collectively, “Know-How in the Field”), that is owned or Controlled by PDL or its Affiliates as of the Effective Date or that is developed or Controlled by PDL or its Affiliates during the term of this Amended and Restated Worldwide Agreement, and which Know-How in the Field is reasonably required or useful for manufacturing, using or selling Daclizumab; provided, however, that PDL Know-How excludes any Know-How in the Field of any kind concerning generic methods of manufacturing, designing, developing or preparing antibodies including, but not limited to, methods of humanizing antibodies, methods of reducing the immunogenicity of antibodies, and methods of increasing the affinity of antibodies.

1.27                           “PDL Net Sales” means the amount determined by deducting [CONFIDENTIAL TREATMENT REQUESTED] from PDL Adjusted Gross Sales to cover all other expenses or discounts, including but not limited to cash discounts, custom duties, transportation and insurance charges and other direct expenses, to the extent not already deducted from the amount invoiced.

1.28                           “PDL Patents” means all patent applications owned or Controlled by PDL alone or with a Third Party (“Sole PDL Patents”) and all patent applications resulting from Joint Inventions (“Joint Roche-PDL Patents”) Covering Daclizumab, which are filed prior to or during the term of the 1989 Agreements, the 1999 Agreements or this Amended and Restated Worldwide Agreement in the United States or any foreign jurisdiction, including any addition, continuation, continuation-in-part or division thereof or any substitute application therefor; any patent issued with respect to such patent application, any reissue, extension or patent term extension of any such patent, and any confirmation patent or registration patent or patent of addition based on any such patent; and any other United States or foreign patent or inventor’s certificate covering products in the Field.

1.29                           “PDL Sole Territory” means all countries of the world, as listed in Appendix C (which the parties may agree to update from time to time), with respect to which Roche has granted an exclusive license to PDL, in connection with the previous return or reversion of Roche’s rights under the 1999 Agreements.

1.30                           “Product Operating Committee” or “POC” has the meaning set forth in Section 6.2(a).

1.31                           “Put Exercise Fee” has the meaning set forth in Section 5.3(b).

1.32                           “Put Right Effective Date” has the meaning set forth in Section 5.3(a).

1.33                           “Queen et al. Patents” means those Sole PDL Patents in the Territory claiming priority under 35 USC 120 to U.S. Patent Application Serial No. 290,975, filed December 28, 1988.

1.34                           “Reasonable Diligence” means the same level of effort used by Roche in developing, registering, marketing and selling its own protein-based products that must be approved by the FDA before they can be sold in the Roche Territory.  The parties acknowledge that Roche does not develop, register, market and sell its own protein-based products in every country within the Roche Territory, and it is understood that the exercise by Roche of reasonable diligence shall be determined by judging its efforts in the Roche Territory taken as a whole.

1.35                           “Regulatory Approval” means the granting of all governmental regulatory approvals required, if any, for the sale of a Licensed Product in a given country or jurisdiction within the Territory.

1.36                           “Reversion Effective Date” has the meaning set forth in Section 5.2(b).

1.37                           “Reversion Exercise Fee” has the meaning set forth in Section 5.2(c).

1.38                           “Roche Adjusted Gross Sales” means the gross invoice price of Daclizumab sold or otherwise disposed of for consideration by Roche, its Affiliates or sublicensees (other than PDL and its Affiliates hereunder) to independent Third Parties not an Affiliate of the seller, reduced by the following amounts: (a) the amounts actually allowed as volume or quantity discounts, rebates, price reductions, returns (including withdrawals and recalls); and (b) sales, excise and turnover taxes imposed directly on and actually paid by Roche, its Affiliates or sublicensees.

When calculating the Roche Adjusted Gross Sales, the amount of such sales in foreign currencies shall be converted into U.S. dollars at the average rate of exchange at the time for the applicable calendar quarter in accordance with Roche’s then-current standard practices.

In the case of Combination Products for which Daclizumab and each of the other therapeutically active ingredients contained in the Combination Product have established market prices when sold separately, Roche Adjusted Gross Sales shall be determined by multiplying the Roche Adjusted Gross Sales for each such Combination Product by a fraction, the numerator of which shall be the established market price for the form and formulation of Daclizumab contained in the Combination Product, and the denominator of which shall be the sum of the established market prices for such form and formulation of Daclizumab plus the other active ingredients contained in the Combination Product.  When such separate market prices are not established, then the parties shall negotiate in good faith to determine the method of calculating Roche Adjusted Gross Sales for Combination Products.

If Roche or its Affiliates or sublicensees receive non-cash consideration for Daclizumab sold or otherwise transferred to an independent Third Party not an Affiliate of the seller or transferor, the fair market value of such non-cash consideration on the date of the transfer as known to Roche, or as reasonably estimated by Roche if unknown, shall be deemed the Roche Adjusted Gross Sales for such Daclizumab sold or otherwise transferred.

1.39                           “Roche Commercialization Activities” has the meaning set forth in Section 4.1(a).

1.40                           “Roche Controlled Patents” means all patent applications Controlled by Roche or its Affiliates and not Controlled by PDL or its Affiliates Covering inventions in the Field that are filed prior to or during the term of this Amended and Restated Worldwide Agreement in the United States or any foreign jurisdiction, including any addition, continuation, continuation-in-part or division thereof or any substitute application therefor; any patent issued with respect to such patent application, any reissue, extension or patent term extension of any such patent, and any confirmation patent or registration patent or patent of addition based on any such patent; and any other United States or foreign patent or inventor’s certificate covering inventions in the Field.  Roche Controlled Patents are, specifically, those listed on Schedule 2.8(b).

1.41                           “Roche Inventions” means any inventions in the Field that are made prior to or during the term of this Amended and Restated Worldwide Agreement by employees of Roche or persons contractually required to assign or license patent rights covering such inventions to Roche.

1.42                           “Roche Know-How” means all Know-How in the Field that is owned or Controlled by Roche or its Affiliates as of the Effective Date, or that is developed or Controlled by Roche or its Affiliates during the Commercialization Term and which Know-How in the Field is reasonably required or useful for seeking registration of, manufacturing, using or selling Daclizumab, as the case may be, provided, however, that this portion of Roche Know-How excludes any Know-How in the Field of any kind concerning generic methods of manufacturing, designing, developing or preparing antibodies including, but not limited to, methods of humanizing antibodies, methods of reducing the immunogenicity of antibodies, and methods of increasing the affinity of antibodies.  For clarity, Roche Know-How includes all Know-How in the Field provided to PDL by Roche or its Affiliates under the 1989 Agreements and 1999 Agreements.

1.43                           “Roche Licensed Know-How” means that portion of Roche Know-How that is reasonably required or useful for seeking registration of, manufacturing, using or selling

Daclizumab for Autoimmune Indications or any Other Indication, but shall not include [CONFIDENTIAL TREATMENT REQUESTED].

1.44                           “Roche Licensed Patents” means those Roche Patents that Cover in whole or in part the manufacture, importation, offer for sale or sale of Daclizumab or any Other Licensed Products, or the use of Daclizumab or any Other Licensed Products in Autoimmune Indications or Other Indications.

1.45                           “Roche Net Sales” means the amount determined by deducting [CONFIDENTIAL TREATMENT REQUESTED] from Roche Adjusted Gross Sales to cover all other expenses or discounts, including but not limited to cash discounts, custom duties, transportation and insurance charges and other direct expenses, to the extent not already deducted from the amount invoiced.  Notwithstanding the foregoing, “Roche Net Sales of Excluded Products” shall be calculated in the same manner as Roche Net Sales, except that for the purpose of such calculation, Roche Adjusted Gross Sales shall be based on the gross invoice price of Excluded Products.

1.46                           “Roche Owned Patents” means all patent applications owned by Roche or its Affiliates (“Sole Roche Patents”) alone or with a Third Party, and all patent applications resulting from Joint Inventions (“Joint Roche-PDL Patents”) covering inventions in the Field that are filed prior to or during the term of this Amended and Restated Worldwide Agreement in the United States or any foreign jurisdiction, including any addition, continuation, continuation-in-part or division thereof or any substitute application therefor; any patent issued with respect to such patent application, any reissue, extension or patent term extension of any such patent, and any confirmation patent or registration patent or patent of addition based on any such patent; and any other United States or foreign patent or inventor’s certificate covering inventions in the Field.  Roche Owned Patents as of the Effective Date are, specifically, those listed on Schedule 2.8(a).

1.47                           “Roche Patents” means both the Roche Owned Patents and the Roche Controlled Patents.

1.48                           “Roche Products” means Daclizumab and any Excluded Products.

1.49                           “Roche Put Right” has the meaning set forth in Section 5.3(a).

1.50                           “Roche Territory” means, collectively, (a) the United States of America (“U.S.” or “U.S.A.” or “United States”) and its territories and possessions where the patent laws of the United States are in force and (b) all other countries in the Territory, excluding the PDL Sole Territory (the “Roche ROW Territory”).

1.51                           “Territory” means all the countries of the world.

1.52                           “Third Party” means any person or entity other than PDL, Roche, and their respective Affiliates.

1.53                           “Third Party License” means (a) any of the license agreements set forth on Appendix B that were entered into by either party, prior to the Effective Date, in order for Roche or PDL to manufacture, use, import, offer for sale or sell Daclizumab or (b) any license agreement entered into with a Third Party by either party in accordance with Section 7.4(b).

1.54                           “Trademarks” means the trademark “Zenapax®,” and all trademark registrations and applications therefor, and all goodwill associated therewith, and all other trademarks owned by Roche (except for any Roche housemarks or trade names) and used in connection with the sale or promotion of Daclizumab in the Roche Territory.

1.55                           “Transplant Foreign Filing Expenses” means ex parte out-of-pocket expenses (a) incurred by PDL after January 31, 1989, but prior to the Effective Date, in connection with the prosecution and maintenance in the Roche ROW Territory of patent applications and patents included within the PDL Patents or Joint Roche-PDL Patents and (b) reimbursed by Roche pursuant to Section 7.2(a) of the 1999 PDL/Roche Agreement or Section 5.3(a) of the F. Roche Agreement.

1.56                           “Transplant Indications” means all indications that involve the suppression of rejection of transplanted organs, bone marrow or other tissue, including, without limitation, solid organ transplantation (including tolerance induction and xenotransplantation), bone marrow transplantation, graft versus host disease and cell transplantation.  In any event, if a given indication satisfies the criteria for both an Autoimmune Indication and a Transplant Indication,  such indication shall be deemed a Transplant Indication and not an Autoimmune Indication, provided that an Autoimmune Indication shall not be deemed a Transplant Indication merely because it may cause the need for a transplant (e.g., Type I diabetes, even if it causes the need for an organ transplant).

1.57                           “Transplant Reversion” has the meaning set forth in Section 5.2(a).

1.58                           “Valid Claim” means a claim in any issued patent that has not been disclaimed or held unenforceable or invalid by a decision of a court or governmental agency of competent jurisdiction by a decision beyond right of review.

II.  LICENSE GRANTS

2.1                                 License Grant to PDL On Effective Date.

(a)                                  Subject to the terms and conditions of this Amended and Restated Worldwide Agreement, Roche grants to PDL and to PDL’s Affiliates the worldwide right and license under the Roche Licensed Know-How and Roche Licensed Patents, to (i) develop, use, market, promote, and detail Daclizumab in the Territory solely for use in Autoimmune Indications and/or the Other Indications, and (ii) sell and offer for sale Daclizumab in the Territory, under the AI Trademarks.

(b)                                 The licenses set forth in Sections 2.1(a)(i) and 2.1(a)(ii) shall be exclusive (even as to Roche) with respect to the Roche Licensed Know-How and Roche Licensed Patents that Roche or its Affiliate solely owns or has an exclusive license.  With respect to the Roche

Licensed Know-How and Roche Licensed Patents to which Roche or its Affiliate has a non-exclusive license, such licenses shall be sole, non-exclusive licenses.  With respect to the Roche Licensed Know-How and Roche Licensed Patents that Roche or its Affiliate jointly owns, such licenses shall be sole licenses under Roche’s interest in such Roche Licensed Know-How and Roche Licensed Patents.  As used in this Section 2.1(b) a “sole” license means that the Roche will not grant to any Third Party a license that overlaps with the scope of the licenses granted to PDL under Section 2.1(a).

(c)                                  Roche grants to PDL and to PDL’s Affiliates, the nonexclusive right under the Roche Licensed Know-How and Roche Licensed Patents to make, have made, and import Daclizumab.

(d)                                 PDL and its Affiliates may sublicense the rights and licenses granted to them under Sections 2.1(a) and (c) to any Affiliate or Third Party, with the right to further sublicense; provided, however, that without Roche’s written consent, PDL shall not have the right to sublicense, during the Commercialization Term, any of the [CONFIDENTIAL TREATMENT REQUESTED] rights or licenses in Section 2.1(a) to any other entity, that is, as of the time of such sublicensing, [CONFIDENTIAL TREATMENT REQUESTED] in the [CONFIDENTIAL TREATMENT REQUESTED] (in at least one [CONFIDENTIAL TREATMENT REQUESTED] with [CONFIDENTIAL TREATMENT REQUESTED), or [CONFIDENTIAL TREATMENT REQUESTED] in the [CONFIDENTIAL TREATMENT REQUESTED] any [CONFIDENTIAL TREATMENT REQUESTED] for the [CONFIDENTIAL TREATMENT REQUESTED] of [CONFIDENTIAL TREATMENT REQUESTED] in any [CONFIDENTIAL TREATMENT REQUESTED].  It is expressly understood and agreed by Roche that PDL shall have the right to sublicense its rights under Sections 2.1(a) and (c) to [CONFIDENTIAL TREATMENT REQUESTED].  Notwithstanding the preceding limitation on sublicensing, PDL and its Affiliates may use Third Party distributors in accordance with their customary practices.

(e)                                  Subject to the terms and conditions of this Amended and Restated Worldwide Agreement, Roche grants to PDL and to PDL’s Affiliates a worldwide right and license (or sublicense, as the case may be) under the Roche Licensed Know-How received by PDL pursuant to the 1989 Agreements, 1999 Agreements or Section 2.4 hereof, the Roche Controlled Patents and only those Roche Owned Patents listed in Schedule 2.8(a), to (i) develop, use, market, promote, and detail Other Licensed Products in the Territory solely for use in Autoimmune Indications and/or the Other Indications; (ii) sell and offer for sale Other Licensed Products in the Territory; and (iii) to make, have made, and import Other Licensed Products in the Territory.

(f)                                    The license set forth in Section 2.1(e) shall be exclusive (even as to Roche) with respect to the Roche Controlled Patents that Roche or its Affiliate solely owns or has an exclusive license.  With respect to the Roche Controlled Patents to which Roche or its Affiliate has a non-exclusive license, such license shall be a sole, non-exclusive license.  With respect to the Roche Owned Patents that Roche or its Affiliate jointly owns, such license shall be a sole license under Roche’s interest in such Roche Owned Patents.  PDL and its Affiliates shall have the right freely to sublicense, through multiple tiers, the rights and licenses granted to them under Section 2.1(e).  Notwithstanding anything to the contrary in Section 2.1(e), the license to Roche Licensed Know-How shall be non-exclusive.  Roche hereby covenants that, until the termination, pursuant to Section 2.2(a), of the license set forth in Section 2.1(e), it will not grant to any Third Party any right or license under the (i) Roche Controlled Patents to which Roche or its Affiliate has a non-exclusive license or (ii) Roche Owned Patents that Roche or its Affiliate jointly owns, to (A) develop, use, market, promote, and detail Other Licensed Products in the Territory for use in Autoimmune Indications and/or the Other Indications; (B) sell and offer for sale Other Licensed Products in the Territory; and (C) make, have made, and import Other Licensed Products in the Territory.

(g)                                 If PDL wishes to receive a license with respect to Other Licensed Products in Autoimmune Indications and/or Other Indication, under any Roche Owned Patents that are not listed in Schedule 2.8(a), it shall [CONFIDENTIAL TREATMENT REQUESTED] and Roche shall [CONFIDENTIAL TREATMENT REQUESTED].

2.2                                 License Grant to PDL On Reversion Effective Date or Put Right Effective Date.

(a)                                  Effective only on the Reversion Effective Date or the Put Right Effective Date, Roche hereby grants the following license to PDL: subject to the terms and conditions of this Amended and Restated Worldwide Agreement, Roche grants to PDL and to PDL’s Affiliates a worldwide right and license under the Roche Know-How and Roche Patents, to develop, use, manufacture, have manufactured, market, promote, import, offer for sale, sell and have sold Daclizumab and all Other Licensed Products in the Field and in the Territory.  On the effectiveness of the license set forth in this Section 2.2(a), the licenses granted in Section 2.1(a), (c) and (e) shall terminate.  PDL and its Affiliates shall have the right freely to sublicense, with the right to further sublicense, the right and license granted to them under this Section 2.2(a).

(b)                                 For Daclizumab, the license set forth in Section 2.2(a) shall be exclusive (even as to Roche) with respect to the Roche Know-How and Roche Patents that Roche or its Affiliate solely owns or has an exclusive license.  With respect to the Roche Know-How and Roche Patents to which Roche or its Affiliate has a non-exclusive license, the license set forth in Section 2.2(a) shall be a sole, non-exclusive license.  With respect to the Roche Know-How and Roche Patents that Roche or its Affiliate jointly owns, the license set forth in Section 2.2(a) shall be a sole license under Roche’s interest in such Roche Know-How and Roche Patents.  Roche hereby covenants that it will not grant to any Third Party any right or license, under (i) the Roche Know-How and Roche Patents to which Roche or its Affiliate has a non-exclusive license or (ii) the Roche Know-How and Roche Patents that Roche or its Affiliate jointly owns, to develop, use, manufacture, have manufactured, market, promote, import, offer for sale and sell Daclizumab in the Field and in the Territory.

(c)                                  For Other Licensed Products, the license set forth in Section 2.2(a) shall be non-exclusive.  Notwithstanding the preceding sentence, Roche hereby covenants that it will not grant licenses to any Third Party under the Roche Patents to make, have made, use, sell, offer for sale or import any Other Licensed Product.

2.3                                 [CONFIDENTIAL TREATMENT REQUESTED]

2.4                                 Transfer of Roche Licensed Know-How to PDL. Promptly after the Effective Date, Roche shall transfer all Roche Licensed Know-How to PDL in the manner in which and to the extent to which the parties, prior to the Effective Date, have transferred know-how under the Joint Development Committee or the Joint Commercialization Committee under the 1999 Agreements.  Thereafter, and until the Reversion Effective Date or the Put Right Effective Date, if Roche develops or gains Control of additional Roche Licensed Know-How, Roche shall promptly provide such additional Roche Licensed Know-How to PDL through the parties’ participation in the POC.  On either the Reversion Effective Date or the Put Right Effective Date, Roche shall transfer to PDL any Roche Know-How not previously transferred to PDL, including in particular, any Roche Know-How related to the Transplant Indications.

2.5                                 License Grants to Roche.

(a)                                  Subject to the terms and conditions of this Amended and Restated Worldwide Agreement, PDL grants to Roche and to Roche’s Affiliates, during the Commercialization Term, the exclusive (even as to PDL) right and license under the PDL Know-How and PDL Patents to (i) market, promote, and detail Daclizumab in the Roche Territory solely for use in the Transplant Indications, and (ii) to sell and offer for sale Daclizumab in the Roche Territory under the Trademarks.   In addition, PDL grants to Roche and to Roche’s Affiliates, the nonexclusive right under the PDL Know-How and PDL Patents to make, have made and import Daclizumab, but only to the extent reasonably necessary for Roche to carry out its rights and obligations under this Amended and Restated Worldwide Agreement.  Roche may sublicense the rights and licenses granted to Roche under this Section 2.5, subject to PDL’s written consent, which consent PDL may not unreasonably withhold.  It shall be deemed reasonable for PDL to withhold consent with respect to sublicense by Roche of any of the rights or licenses to any other entity that is [CONFIDENTIAL TREATMENT REQUESTED] (in at least one [CONFIDENTIAL TREATMENT REQUESTED] with [CONFIDENTIAL TREATMENT REQUESTED]), or [CONFIDENTIAL TREATMENT REQUESTED] in a [CONFIDENTIAL TREATMENT REQUESTED] any [CONFIDENTIAL TREATMENT REQUESTED] for the [CONFIDENTIAL TREATMENT REQUESTED] of any [CONFIDENTIAL TREATMENT REQUESTED].  Notwithstanding the preceding sentence, Roche and its Affiliates may use Third Party distributors in accordance with their customary practices. All sublicenses granted by Roche or its Affiliates of the licenses set forth in this Section 2.5(a) shall automatically terminate on the Reversion Effective Date or Put Right Effective Date.

(b)                                 Subject to the terms and conditions of this Amended and Restated Worldwide Agreement, in particular the restrictions set forth in Section 3.1(b), PDL grants to Roche and to Roche’s Affiliates the exclusive (even as to PDL) right and license, including the right to grant sublicenses, under the PDL Know-How and PDL Patents to use, develop, make, have made, sell, offer for sale, and import the Excluded Products in the Roche Territory; provided, however that the license granted under this Section 2.5(b) under [CONFIDENTIAL TREATMENT REQUESTED] shall be nonexclusive.

(c)                                  PDL hereby covenants that, until the expiration of [CONFIDENTIAL TREATMENT REQUESTED], it will not make, have made, use, sell, offer for sale or import any product in the Excluded Field Covered by [CONFIDENTIAL TREATMENT REQUESTED] in

the Roche Territory, and it will not grant to any Third Party any right or license under [CONFIDENTIAL TREATMENT REQUESTED] the right to make, have made, use, sell, offer for sale or import any product in the Excluded Field in the Roche Territory.

(d)                                 If during the term of this Amended and Restated Worldwide Agreement, Roche or its Affiliate challenges the validity or enforceability in any jurisdiction of [CONFIDENTIAL TREATMENT REQUESTED], then PDL shall have the right to [CONFIDENTIAL TREATMENT REQUESTED] to Roche under this Amended and Restated Worldwide Agreement to PDL Patents that include [CONFIDENTIAL TREATMENT REQUESTED].

(e)                                  Roche hereby covenants that it shall not, nor shall it cause any Affiliate or sublicensee to:

(i)                                     knowingly use or practice, directly or indirectly, any PDL Know-How or PDL Patents for any other purposes other than those expressly permitted by this Amended and Restated Worldwide Agreement or any other written agreements in the Field between the Parties currently in existence and not expressly superceded by this Amended and Restated Worldwide Agreement, or which may later be entered into by the Parties;

(ii)                                  market, promote, detail, sell or offer for sale Daclizumab, during the Commercialization Term, in any manner outside the scope of the licenses set forth in Section 2.5(a), including, in particular, for any use in the treatment of Autoimmune Indications or Other Indications; or

(iii)                               use, develop, make, have made, sell, offer for sale or import Excluded Products in any manner outside the scope of the licenses set forth in Section 2.5(b).

(f)                                    PDL hereby covenants that it shall not, nor shall it cause any Affiliate or sublicensee to market, promote, detail, sell or offer for sale Daclizumab, during the Commercialization Term, in any manner outside the scope of the licenses set forth in Sections 2.1 and 2.2.

2.6                                 Identification of the Queen et al Patents.  Set forth on Appendix A is a list identifying patents or patent applications that comprise the Queen et al. Patents in the Roche Territory as of the Effective Date.   If there are any changes, PDL shall update this list by delivering a supplement to Roche no less frequently than once per year during the term of this Amended and Restated Worldwide Agreement.

2.7                                 Cooperation Regarding Third Party Licenses.   In the event Roche negotiates and intends to enter into a license agreement with a Third Party with respect to the right to make, use, sell, import, offer for sale or sale of any [CONFIDENTIAL TREATMENT REQUESTED] under such Third Party’s intellectual property, it shall so inform PDL and provide PDL the opportunity to participate in such negotiations and enter into such license agreement or take a sublicense thereunder with respect to [CONFIDENTIAL TREATMENT REQUESTED], on such terms as are agreed by the parties.

2.8                                 Roche Representations, Warranties and Covenants.  Roche hereby represents and warrants as of the Effective Date as follows:

(a)                                  To the best of Roche’s knowledge, Schedule 2.8(a) identifies the Roche Owned Patents existing as of the Effective Date.  To the extent that it is not prohibited from doing so, Roche agrees to make available to PDL copies of such Roche Owned Patents promptly following the Effective Date. Roche covenants that, to the extent any additional Roche Owned Patents are identified by Roche subsequent to the Effective Date and to the extent that it is not prohibited from doing so, it shall promptly inform PDL, and Schedule 2.8(a) shall be revised to so reflect such additional Roche Owned Patents.

(b)                                       Schedule 2.8(b) identifies all of the license agreements under which Roche has rights to Roche Controlled Patents existing as of the Effective Date (other than the license rights from Genentech referred to in Section 2.3).  Roche agrees to make available to PDL copies of such license agreements pursuant to which the Roche Controlled Patents were licensed to Roche promptly following the Effective Date, to the extent not already in PDL’s possession and to the extent that Roche has a right to do so.  [CONFIDENTIAL TREATMENT REQUESTED]

(c)                                  Roche has not granted any Third Party a license or other right that is currently in effect under any of the Roche Owned Patents for any purpose.

(d)                                 To Roche’s knowledge, Roche has complied with its obligation under 37 CFR §1.56(a) to disclose to the United States Patent and Trademark Office, during the pendency of each United States patent application included in the Roche Owned Patents, information known to Roche to be material to the patentability of the pending claims in such application.  None of the Roche Owned Patents is involved in any interference or opposition proceeding, and, to Roche’s knowledge, no such proceeding is being threatened with respect to any of the Roche Owned Patents.

(e)                                  [CONFIDENTIAL TREATMENT REQUESTED]

(f)                                    [CONFIDENTIAL TREATMENT REQUESTED]

(g)                                 Roche and its Affiliates have not granted to any Third Party in any Major Country, any sublicense, under the license(s) to the PDL Know-How and PDL Patents that Roche and its Affiliates received pursuant to the 1999 Agreements, to: (i) promote and sell Daclizumab generally, and/or for use in Autoimmune Indications or the Other Indications; or (ii) develop, make, use, import, offer for sale and sell Other Licensed Products for any indication in the Field.  Roche shall, prior to the [CONFIDENTIAL TREATMENT REQUESTED], disclose in writing to PDL all sublicenses that Roche or its Affiliate have granted, under the PDL Know-How and PDL Patents, to develop, make, use, import, promote, offer for sale and sell Daclizumab and Other Licensed Products for any indication in the Field.  If any such sublicenses exist at such time, the parties, through the POC, will work together to [CONFIDENTIAL TREATMENT REQUESTED] (including [CONFIDENTIAL TREATMENT REQUESTED], where practicable) such sublicense.

(h)                                 Roche covenants that, in the event that Roche [CONFIDENTIAL TREATMENT REQUESTED] of the [CONFIDENTIAL TREATMENT REQUESTED] of the [CONFIDENTIAL TREATMENT REQUESTED] of [CONFIDENTIAL TREATMENT REQUESTED], through whatever means, on PDL’s request, Roche will within [CONFIDENTIAL TREATMENT REQUESTED] days of such request, meet and discuss with PDL the impact of such event on the relationship between PDL and Roche at such time, and modify this Amended and Restated Worldwide Agreement to the extent deemed appropriate by both parties.

2.9                                 Termination of Certain Sublicenses.  If, prior to the Effective Date, PDL and Roche or an Affiliate of Roche entered into any agreement(s), other than the 1999 Agreements, wherein PDL granted Roche or such Affiliate a sublicense with respect to Daclizumab or Other Licensed Product(s), under any Third Party intellectual property rights licensed by PDL, then such sublicenses are hereby terminated and replaced by the licenses set forth in Section 2.5.

III.  DEVELOPMENT; REGULATORY ISSUES

3.1                                 Development by Roche.

(a)                                  Development of Daclizumab.  Following the Effective Date, [CONFIDENTIAL TREATMENT REQUESTED] after the Effective Date.  In addition, to the extent Roche receives any data or other results of any clinical trials pursuant to ongoing physician sponsored trials, Roche will update the POC with respect to such trial results and data.  Further, Roche shall promptly forward to PDL any requests for new [CONFIDENTIAL TREATMENT REQUESTED] studies involving Daclizumab that Roche receives after the Effective Date.

(b)                                 Development of Excluded Products.  Roche shall be solely responsible, at its sole cost and expense and at its sole discretion, for the non-clinical, clinical, and regulatory development of any Excluded Product.  Notwithstanding the foregoing, it is understood and agreed that [CONFIDENTIAL TREATMENT REQUESTED] for any indication other than [CONFIDENTIAL TREATMENT REQUESTED] without the written consent of PDL, such consent not to be unreasonably withheld.  The Parties recognize that it may be desirable to develop the Excluded Products for [CONFIDENTIAL TREATMENT REQUESTED], in which case the POC shall discuss and recommend to the parties whether [CONFIDENTIAL TREATMENT REQUESTED].  Following the Effective Date, Roche shall use Reasonable Diligence in proceeding with the development and registration of Excluded Products in the Roche Territory, to the extent permitted under this Section 3.1(b).  If Roche fails to exercise such diligence, PDL may terminate the license granted to Roche under Section 2.5(b), but shall not be obligated to do so.

3.2                                 Development by PDL.

(a)                                  General.  Following the Effective Date, PDL shall be solely responsible, at its sole cost and expense and at its sole discretion, for the non-clinical, clinical, and regulatory development of Daclizumab for all indications in the Territory, other than those trials referenced in Section 3.1(a), subject to the restrictions set forth in Section 3.2(b).  All data and information generated by PDL development activities pursuant to this Section 3.2(a) shall be PDL Know-How.

(b)                                 Restriction on PDL Development.  During the period commencing on the Effective Date and ending at the end of the Commercialization Term, PDL agrees not to pursue the clinical or regulatory development of Daclizumab for use in the [CONFIDENTIAL TREATMENT REQUESTED] in the Roche Territory.

3.3                                 Assistance by Roche.  At no cost to PDL (except as provided in the following sentence), Roche will allow PDL to cross-reference Roche regulatory filings and clinical data with respect to Daclizumab and will grant PDL reasonable access during normal business hours to such regulatory filings and clinical data.  To the extent Roche is required under applicable law, rule or regulation, Roche, at PDL’s cost, shall promptly make all filings reasonably required or useful to permit the use of the clinical materials, if any, supplied pursuant to Section 4.5(a) (e.g., preparation and filing of required technical reports, data summaries, or a regulatory dossier).

3.4                                 Adverse Event Reporting.  Each party shall notify the other of all information coming into its possession concerning any and all side effects, injury, toxicity, pregnancy or sensitivity event associated with commercial or clinical uses, studies, investigations or tests with Daclizumab, throughout the world, whether or not determined to be attributable to Daclizumab (“Adverse Event Reports”).  The parties shall each identify a person to coordinate the exchange of Adverse Event Reports (“Report Coordinators”) so as to enable timely reporting of such Adverse Event Reports to appropriate governmental and regulatory authorities consistent with all laws, rules and regulations. The parties, through their Report Coordinators, have agreed in writing on formal procedures for such exchange, which are embodied in the PDL-Roche Procedure for the Exchange of Daclizumab Adverse Event Reports, dated December 2000 (“Pharmacovigilance Agreement”).  Promptly after the Effective Date, Roche and PDL agree to cause their Report Coordinators (a) to review the Pharmacovigilance Agreement and (b) to negotiate in good faith an amendment to the Pharmacovigilance Agreement to reflect the terms of this Amended and Restated Worldwide Agreement, if the Report Coordinators agree that such an amendment is required.  Such Pharmacoviligance Agreement (as amended, if applicable) shall survive the end of the Commercialization Term.

3.5                                 Copies of Responses.  Within a reasonable time frame prior to submission of responses to any regulatory authority on product safety issues regarding Daclizumab, a copy of a near final draft response will be provided to the other party for review.  Final copies of responses submitted to any regulatory authority will be provided to the other party within five (5) business days of document finalization.

3.6                                 Regulatory Actions.  The party responsible to interact with regulators on a specific safety issue regarding Daclizumab must communicate action requested by regulators to the other party without delay.  Such actions may include, for example, change in label, Dear Doctor letter, trial on hold for clinical safety reasons and the like.

3.7                                 Other Safety Issues.  Either party may request that specific safety issues be discussed, and the parties will establish a Joint Safety Committee (“JDSC”), consisting of an equal number of representatives from each party, for such purpose. JDSC discussion on such issues will be for the purpose of advising each party concerning the collection and evaluation of safety data, and responding to any significant safety issues raised, or requests made, by regulatory authorities.

3.8                                 Registration.  PDL shall notify Roche in writing if PDL determines that clinical trial results for Daclizumab justify filing an Application.  Roche shall provide cross reference letters reasonably required or useful to allow PDL to make any such filing and to allow PDL to carry out without delay any related clinical trial in the Territory.  PDL shall be responsible for preparing periodic reports required by the FDA related to any such Applications and for timely filing such periodic reports with the FDA.  Through the POC, each party shall advise and consult with the other with respect to any significant issues or questions raised by any regulatory authorities with respect to Daclizumab.

IV.  COMMERCIALIZATION AND MANUFACTURING

4.1                                 Commercialization By Roche.

(a)                                  Commercialization of Daclizumab by Roche.  The parties intend that, following the Effective Date, Roche will continue to market and sell Daclizumab in the Transplant Indications in the Roche Territory for the duration of the Commercialization Term, under the Trademarks.  In particular, and without limitation, during the Commercialization Term and in the Roche Territory, Roche shall be responsible, at its sole cost and as permitted by applicable law, for (i) the marketing, promotion, and detailing of Daclizumab for use in the Transplant Indications; (ii) accepting and filling orders for Daclizumab received by it or its Affiliates, including the distribution of Daclizumab to fill such orders; (iii) booking all sales of Daclizumab attributable to such orders; and (iv) any other activities reasonably related to Daclizumab that are permitted under the license granted in Section 2.5(a) (the “Roche Commercialization Activities”).  As provided in Article VII, Roche shall pay royalties to PDL on Roche Net Sales.

(b)                                 Commercialization of Excluded Products by Roche.  Roche, its Affiliates, or sublicensees shall be solely responsible for, at its or their sole cost and as permitted by law, all aspects of the commercialization of Excluded Products in the Roche Territory, including but not limited to the booking of all sales of Excluded Products in the Roche Territory.  Roche shall use commercially diligent efforts to develop and commercialize such Excluded Products. Following receipt of regulatory approval, Roche shall use Reasonable Diligence in proceeding with the marketing, promotion and sale of Excluded Products in the Roche Territory.   If Roche fails to exercise such diligence, PDL may terminate the license granted to Roche under Section 2.5(b), but shall not be obligated to do so.  As provided in Article VII, Roche shall pay royalties to PDL on Roche Net Sales of Excluded Products.

4.2                                 Commercialization by PDL.

(a)                                  Commercialization by PDL During Commercialization Term.  In the Roche Territory, PDL, its Affiliates, or sublicensees shall have the right, but not the obligation, at its or their sole cost and as permitted by law, to pursue all aspects of the commercialization of Daclizumab and any Other Licensed Products, excluding the Roche Commercialization Activities.  Without limiting the generality of the foregoing, in the Roche Territory and during the Commercialization Term, PDL, its Affiliates, or sublicensees shall have the right, but not the obligation, to commercialize Licensed Products in Autoimmune Indications and Other Indications and to commercialize Other Licensed Products in any indication.  In particular, in the Roche Territory, PDL shall be responsible, at its sole cost and as permitted by applicable law, for (i) the marketing, promotion, and detailing of Daclizumab for use in the Autoimmune Indications or Other Indications; (ii) accepting and filling orders for Daclizumab received by it or its Affiliates, including the distribution of Daclizumab to fill such orders; (iii) booking all sales of Daclizumab attributable to such orders; and (iv) any other activities reasonably related to Daclizumab that are permitted under the license granted in Section 2.1.  As provided in Article VII, PDL shall pay royalties to Roche on PDL Net Sales during the Commercialization Term.

(b)                                 Commercialization by PDL Following Reversion Effective Date or Put Right Effective Date.  Following the Reversion Effective Date or the Put Right Effective Date, PDL, its Affiliates, or sublicensees shall have the right, but not the obligation, to pursue, at its or their sole cost and as permitted by law, all aspects of the commercialization of Daclizumab for all indications and for all Other Licensed Products.  Following the Reversion Effective Date or the Put Right Effective Date, in no event shall PDL owe any royalties or any other compensation to Roche on sales of Daclizumab under Section 7.2(c) in the Territory, whether by PDL, its Affiliates, or their sublicensees.

4.3                                 Commercialization in the PDL Sole Territory.  PDL, its Affiliates, or sublicensees shall have the right, but not the obligation, to pursue, at its or their sole cost and as permitted by law, all aspects of the commercialization of Licensed Products in the PDL Sole Territory, including but not limited to the booking of all sales of Licensed Products in the PDL Sole Territory.

4.4                                 Pricing.  As between the parties, PDL has the sole right to determine the price for Daclizumab or any Other Licensed Product that it sells and distributes.  As between the parties, Roche has the sole right to determine the price for any Excluded Product that it sells and distributes, and the sole right during the Commercialization Term to determine the price for Daclizumab that it sells and distributes; provided, however, that until the earlier of (a) [CONFIDENTIAL TREATMENT REQUESTED] or (b) PDL’s receipt of a [CONFIDENTIAL TREATMENT REQUESTED] from [CONFIDENTIAL TREATMENT REQUESTED] having the power to grant [CONFIDENTIAL TREATMENT REQUESTED], stating that [CONFIDENTIAL TREATMENT REQUESTED] will grant [CONFIDENTIAL TREATMENT REQUESTED] for Daclizumab in [CONFIDENTIAL TREATMENT REQUESTED], Roche shall provide PDL with [CONFIDENTIAL TREATMENT REQUESTED] of any [CONFIDENTIAL TREATMENT REQUESTED] in the [CONFIDENTIAL TREATMENT REQUESTED] of Daclizumab and shall give [CONFIDENTIAL TREATMENT REQUESTED] to any [CONFIDENTIAL TREATMENT REQUESTED] or [CONFIDENTIAL TREATMENT REQUESTED] by PDL regarding the [CONFIDENTIAL TREATMENT REQUESTED] of Daclizumab whether [CONFIDENTIAL TREATMENT REQUESTED].  It is expressly understood that following the date which is the earliest of (i) [CONFIDENTIAL TREATMENT

REQUESTED], (ii) the receipt of [CONFIDENTIAL TREATMENT REQUESTED] for Daclizumab in [CONFIDENTIAL TREATMENT REQUESTED], or (iii) the Reversion Effective Date or Put Right Effective Date, the obligations of either party in the foregoing sentence shall terminate, and PDL shall have sole control regarding the price of Daclizumab that it sells and distributes.

4.5                                 Manufacturing.  References to Roche in Sections 4.5(a) and 4.5(b) shall include Roche, its Affiliates [CONFIDENTIAL TREATMENT REQUESTED] and any sublicensees manufacturing Daclizumab for Roche or its Affiliates.

(a)                                  Clinical Manufacturing.

(i)                                     Supply.  Subject to Section 4.5(a)(ii) and until [CONFIDENTIAL TREATMENT REQUESTED].  All Daclizumab for the development of Daclizumab for AI, regardless of form or formulation, shall be manufactured in accordance with cGMPs and any other applicable regulatory or legal requirements.  Through the POC, the parties shall meet periodically and discuss the availability and timing of delivery of Daclizumab hereunder.  [CONFIDENTIAL TREATMENT REQUESTED].  At PDL’s cost, PDL shall perform any bridging studies that are necessary to enable PDL to use PDL-manufactured Daclizumab to satisfy its clinical development requirements.  On [CONFIDENTIAL TREATMENT REQUESTED], and any time thereafter, PDL shall have the sole responsibility for the manufacture of all Daclizumab and placebo required by PDL for the development of Daclizumab for AI.

(ii)                                  Limitations.  From the Effective Date until [CONFIDENTIAL TREATMENT REQUESTED].  Notwithstanding anything to the contrary herein, from the Effective Date until [CONFIDENTIAL TREATMENT REQUESTED] of Daclizumab.

(iii)                               Procedures.  During the period commencing on the Effective Date and ending on [CONFIDENTIAL TREATMENT REQUESTED], or under such other procedures as the POC determines.

(b)                                 Commercial Manufacturing.  Effective on the Effective Date and subject to Section 4.5(c) and this Section 4.5(b), each party shall each be solely responsible for the manufacturing of all Daclizumab necessary to satisfy the commercial requirements of itself, its Affiliates and its sublicensees.  [CONFIDENTIAL TREATMENT REQUESTED]

(c)                                  Commercial Manufacturing Following Exercise of the Roche Put Right.  In the event that Roche exercises the Roche Put Right, [CONFIDENTIAL TREATMENT REQUESTED].

4.6                                 Roche Diligence.  Following the Effective Date, Roche shall use Reasonable Diligence in proceeding with the manufacturing, marketing and sale of Daclizumab for use in the Transplant Indications in the Territory as contemplated by this Amended and Restated Worldwide Agreement, and in a manner comparable to its conduct of the manufacturing, marketing and sale of Daclizumab [CONFIDENTIAL TREATMENT REQUESTED] during the

[CONFIDENTIAL TREATMENT REQUESTED] prior to the Effective Date.  If Roche fails to exercise such diligence, PDL may exercise its rights hereunder pursuant to Section 13.3 below, but shall not be obligated to do so. Roche’s diligence obligations under this Section 4.6 shall expire on, (i) if PDL exercises the Transplant Reversion or Roche exercises the Roche Put Right, the completion of all activities and undertakings set forth in Sections 5.4(b), (c), (e) and (f), or (ii) if the Exercise Period expires without PDL exercising the Transplant Reversion.  In the event of a dispute as to whether Roche has used Reasonable Diligence, the party that loses on this issue in an arbitration brought pursuant to Article XV shall reimburse all of the other party’s arbitration expenses, including reasonable attorneys’ fees relating to such arbitration.

V.  PDL RIGHT TO ACQUIRE TRANSPLANT BUSINESS FROM ROCHE

5.1                                 General.  The parties intend that, subject to the terms and conditions of this Amended and Restated Worldwide Agreement, the commercialization of Daclizumab in the Transplant Indications in the Roche Territory will continue to be an exclusive Roche responsibility unless and until PDL decides to undertake commercialization of Daclizumab in the Transplant Indications under the terms provided in this Article V.  Subject to the limitations set forth below, PDL shall have the option to terminate Roche’s rights with respect to Daclizumab, which, if exercised, would allow PDL to replace Roche as the party responsible for the promotion, sales, distribution and manufacturing of Daclizumab for use in the Transplant Indications in the Roche Territory.  In the event that PDL exercises such option, PDL shall pay an exercise fee as set forth in Section 5.2(c) below.  In addition, Roche shall have the right to “put” to PDL the rights to commercialize Daclizumab in the Roche Territory prior to PDL’s exercise of such option and payment of the exercise fee, as provided in Section 5.3 below.

5.2                                 PDL Transplant Reversion.

(a)                                  Grant; Exercise Period.  PDL is hereby granted the right, subject to the terms of this Section 5.2(a), to terminate Roche’s license rights under Section 2.5 for Daclizumab (the “Transplant Reversion”).  Such right may be exercised by PDL in its discretion at any time during the period commencing [CONFIDENTIAL TREATMENT REQUESTED] and ending [CONFIDENTIAL TREATMENT REQUESTED] (the “Exercise Period”) by written notice to Roche and payment of the Reversion Exercise Fee set forth in Section 5.2(c).

(b)                                 Effective Date of Exercise.  If, during the Exercise Period, PDL provides Roche with written notice that PDL desires to exercise the Transplant Reversion, [CONFIDENTIAL TREATMENT REQUESTED] shall determine the effective date (the “Reversion Effective Date”) of such exercise and reversion of rights, which shall be at least [CONFIDENTIAL TREATMENT REQUESTED] after the date of PDL’s written notice that it desires to exercise the Transplant Reversion, but in no event be later than [CONFIDENTIAL TREATMENT REQUESTED].

(c)                                  Reversion Exercise Fee.  PDL shall pay to Roche an exercise fee based on the AAGS, which exercise price shall be calculated as follows (the “Reversion Exercise Fee”):

AAGS	Exercise Price

[CONFIDENTIAL TREATMENT REQUESTED] or more	[CONFIDENTIAL TREATMENT REQUESTED]

[CONFIDENTIAL TREATMENT REQUESTED] or more but not more than [CONFIDENTIAL TREATMENT REQUESTED]	[CONFIDENTIAL TREATMENT REQUESTED]

[CONFIDENTIAL TREATMENT REQUESTED] or more but not more than [CONFIDENTIAL TREATMENT REQUESTED]	[CONFIDENTIAL TREATMENT REQUESTED]

not more than [CONFIDENTIAL TREATMENT REQUESTED]	[CONFIDENTIAL TREATMENT REQUESTED]

(d)                                 Payment of Reversion Exercise Fee.  Payment of such Reversion Exercise Fee shall be made in two installments: [CONFIDENTIAL TREATMENT REQUESTED] of such Reversion Exercise Fee shall be made within [CONFIDENTIAL TREATMENT REQUESTED] of PDL’s written notice that it is exercising the Transplant Reversion and the remaining [CONFIDENTIAL TREATMENT REQUESTED] of such Reversion Exercise Fee shall be made on the later of the [CONFIDENTIAL TREATMENT REQUESTED], or the [CONFIDENTIAL TREATMENT REQUESTED] after completion of all activities and undertakings set forth in Sections [CONFIDENTIAL TREATMENT REQUESTED].

5.3                                 Roche Put Right Regarding Transplant Reversion.

(a)                                  If, at any time from the Effective Date until Roche receives written notice from PDL pursuant to Section 5.2(a) of PDL’s exercise of the Transplant Reversion, Roche desires that all of its rights to market, sell, promote and otherwise commercialize Daclizumab in the Roche Territory should revert to PDL, Roche shall have such right, on [CONFIDENTIAL TREATMENT REQUESTED] written notice to PDL (the “Roche Put Right”); provided, however, that such right shall not be exercisable by Roche before [CONFIDENTIAL TREATMENT REQUESTED] or after [CONFIDENTIAL TREATMENT REQUESTED].  If so exercised, the effective date of such reversion (the “Put Right Effective Date”) shall be deemed to be that date [CONFIDENTIAL TREATMENT REQUESTED] following the date of such written notice.  The Roche Put Right shall expire on [CONFIDENTIAL TREATMENT REQUESTED] if not previously exercised.

(b)                                 On receipt from Roche of its notice of exercise of the Roche Put Right, PDL would pay to Roche an exercise fee based on the AAGS, which exercise price shall be calculated as follows (the “Put Exercise Fee”):

AAGS	Exercise Price

[CONFIDENTIAL TREATMENT REQUESTED] or more	[CONFIDENTIAL TREATMENT REQUESTED]

[CONFIDENTIAL TREATMENT REQUESTED] or more but not more than [CONFIDENTIAL TREATMENT REQUESTED]	[CONFIDENTIAL TREATMENT REQUESTED]

[CONFIDENTIAL TREATMENT REQUESTED] or more but not more than [CONFIDENTIAL TREATMENT REQUESTED]	[CONFIDENTIAL TREATMENT REQUESTED]

not more than [CONFIDENTIAL TREATMENT REQUESTED]	[CONFIDENTIAL TREATMENT REQUESTED]

(c)                                  Payment of such Put Exercise Fee shall be made in two installments:  [CONFIDENTIAL TREATMENT REQUESTED] of such Put Exercise Fee shall be made within [CONFIDENTIAL TREATMENT REQUESTED] of Roche’s written notice that it is exercising the Roche Put Right and the remaining [CONFIDENTIAL TREATMENT REQUESTED] of such Put Exercise Fee shall be made on the later of the [CONFIDENTIAL TREATMENT REQUESTED], or the [CONFIDENTIAL TREATMENT REQUESTED] after completion of all activities and undertakings set forth in Sections [CONFIDENTIAL TREATMENT REQUESTED].

(d)                                 In the event of exercise by Roche of the Roche Put Right, PDL agrees to do the following, until [CONFIDENTIAL TREATMENT REQUESTED]:

(i)                                     to the extent [CONFIDENTIAL TREATMENT REQUESTED], use [CONFIDENTIAL TREATMENT REQUESTED] efforts to maintain [CONFIDENTIAL TREATMENT REQUESTED] in effect as of the Put Right Effective Date by and between Roche and Third Party [CONFIDENTIAL TREATMENT REQUESTED] with respect to Daclizumab for use in the Transplant Indications in the US; and

(ii)                                  pay to Roche those payments provided in Section 7.2(d).

5.4                                 Transfer and Assignment of Daclizumab Assets; Cooperation.  As soon as practicable following PDL’s notice of its exercise of the Transplant Reversion, or on delivery by Roche of written exercise of the Roche Put Right, Roche shall take all steps reasonable and appropriate to facilitate and shall initiate, or to cause its Affiliates to facilitate or initiate, the assignment to PDL of all of Roche’s and its Affiliates’ right, title and interest in and to the Daclizumab Assets and the transfer of Daclizumab commercialization and regulatory responsibilities in the Roche Territory from Roche to PDL. Such actions shall include, without limitation:

(a)                                  cooperate and communicate with PDL as PDL may reasonably request in effectuating such transfer, including responding in a reasonable time frame to all reasonable inquiries and requests of PDL with respect to the nature or extent of the Daclizumab Assets, including providing copies of all relevant documents for PDL’s use [CONFIDENTIAL TREATMENT REQUESTED];

(b)                                 assign and transfer all Regulatory Approvals and other Daclizumab Assets described in Section 1.14(h) from Roche to PDL (excluding manufacturing approvals);

(c)                                  identify all distributors and other Third Parties involved in the promotion, sale and distribution of Daclizumab, and as and to the extent possible offering to assign agreements with such Third Parties to PDL, to the extent not adverse to the interests of Roche to do so;

(d)                                 on PDL’s request and at PDL’s sole discretion, Roche shall assign and shall cause its Affiliates to assign, to PDL any contracts (or relevant portions thereof) then in force between Roche and any Third Parties regarding the marketing, promotion, and sale of Daclizumab, to the extent assignable, and where not so assignable, use its reasonably diligent efforts to obtain consent to such assignment;

(e)                                  prepare, execute and deliver assignments to PDL of the Roche Owned Patents listed on Schedule 2.8(a) and record, where appropriate with the relevant authorities, such assignments to PDL of all of Roche’s and its Affiliates’ right, title and interest in and to the Roche Owned Patents listed on Schedule 2.8(a); and

(f)                                    prepare, execute and deliver assignments to PDL of all of Roche’s and its Affiliates’ right, title, and interest in and to the Trademarks.

In such matters, Roche shall bear the [CONFIDENTIAL TREATMENT REQUESTED] of its [CONFIDENTIAL TREATMENT REQUESTED] and associated [CONFIDENTIAL TREATMENT REQUESTED] but PDL shall [CONFIDENTIAL TREATMENT REQUESTED] for any [CONFIDENTIAL TREATMENT REQUESTED] to [CONFIDENTIAL TREATMENT REQUESTED] (such as [CONFIDENTIAL TREATMENT REQUESTED]) required in connection with such transfers, together with any [CONFIDENTIAL TREATMENT REQUESTED] for [CONFIDENTIAL TREATMENT REQUESTED] requested by PDL and agreed to by Roche.  Roche shall use its commercially diligent efforts to ensure that all such transfer activities shall be completed as expeditiously as possible, but in any event by the Reversion Effective Date or the Put Right Effective Date.  All such activities shall be coordinated through and overseen by the POC, as provided in Section 6.2.

5.5                                 Effect of Exercise.  Effective immediately on either the Reversion Effective Date or the Put Right Effective Date:

(a)                                  the license granted to Roche under Section 2.5(a) shall terminate and all such rights shall revert to PDL; except that, following any Put Right Effective Date, the license granted to Roche to manufacture Daclizumab in the second sentence of Section 2.5(a) shall survive, to the extent provided in Section 2.5(a);

(b)                                 the license granted to PDL in Section 2.2 shall be in full force and effect;

(c)                                  PDL shall have the right to purchase all or any portion of Roche’s then existing inventory of bulk and/or finished Daclizumab, and Roche agrees to so sell such bulk and/or finished Daclizumab, at a price equal to [CONFIDENTIAL TREATMENT REQUESTED], as necessary to meet commercial requirements; and

(d)                                 PDL thereafter shall commence booking all sales of Daclizumab in the Roche Territory, whether sold under a Trademark or the AI Trademark or any other trademark.

5.6                                 No Effect on Excluded Field and Excluded Products.  Any exercise of either the Transplant Reversion or the Roche Put Right shall have no effect on Roche’s rights in and to the Excluded Field and the Excluded Product, or on the license granted to Roche under Section 2.5(b), except as provided in Section 13.3.

5.7                                 No Assumption of Liabilities.  Except as specifically assumed by PDL in writing in connection with an assignment and/or sublicense to PDL of any Third Party contracts comprising the Daclizumab Assets pursuant to Section 5.4, PDL shall assume no liabilities of Roche or its Affiliates as a result of either the exercise by PDL of the Transplant Reversion or the exercise by Roche of the Roche Put Right, including (a) tax liabilities; (b) any liabilities relating to accounts payable, indebtedness, accrued liabilities or legal services, accounting services, financial advisory services or investment banking services or other professional services; (c) any wages, salaries or benefits or any other liabilities relating to the employment of any current or former employee; (d)  any rent, wages or other obligations of any kind payable by Roche; (e) any environmental liabilities; and (f) any liabilities with respect to Third Party contracts not expressly assumed by PDL hereunder.  Roche shall remain responsible for all liabilities associated with its sale, prior to the Reversion Effective Date or Put Right Effective Date (as applicable), of Daclizumab, and its manufacture of Daclizumab, including without limitation uncollected amounts, returns, recalls, and third party royalties (subject to Section 7.4) associated with such sales.

5.8                                 Effect of [CONFIDENTIAL TREATMENT REQUESTED].  In the event of any [CONFIDENTIAL TREATMENT REQUESTED], the following shall occur:

(a)                                  The Roche Put Right shall immediately terminate;

(b)                                 The exercisability of the Transplant Reversion shall [CONFIDENTIAL TREATMENT REQUESTED] and the Exercise Period shall be deemed to commence on the date that is [CONFIDENTIAL TREATMENT REQUESTED] after the effective date of such [CONFIDENTIAL TREATMENT REQUESTED] and shall extend until [CONFIDENTIAL TREATMENT REQUESTED].  In the event PDL exercises such Transplant Reversion during such [CONFIDENTIAL TREATMENT REQUESTED] time, PDL would pay to Roche an exercise fee based on the AAGS, which exercise price shall be calculated as follows (the “[CONFIDENTIAL TREATMENT REQUESTED] Exercise Fee”):

AAGS	Exercise Price

more than [CONFIDENTIAL TREATMENT REQUESTED]	[CONFIDENTIAL TREATMENT REQUESTED]

more than [CONFIDENTIAL TREATMENT REQUESTED] but not more than [CONFIDENTIAL TREATMENT REQUESTED]	[CONFIDENTIAL TREATMENT REQUESTED]

more than [CONFIDENTIAL TREATMENT REQUESTED]	[CONFIDENTIAL TREATMENT REQUESTED]

not more than [CONFIDENTIAL TREATMENT REQUESTED]	[CONFIDENTIAL TREATMENT REQUESTED]

and

(c)                                  Payment of such [CONFIDENTIAL TREATMENT REQUESTED] Exercise Fee shall be made  in two installments: [CONFIDENTIAL TREATMENT REQUESTED] of such [CONFIDENTIAL TREATMENT REQUESTED] Exercise Fee shall be made within [CONFIDENTIAL TREATMENT REQUESTED] of PDL’s written notice that it is exercising the Transplant Reversion and the remaining [CONFIDENTIAL TREATMENT REQUESTED] of such [CONFIDENTIAL TREATMENT REQUESTED] Exercise Fee shall be made on the later of the [CONFIDENTIAL TREATMENT REQUESTED], or [CONFIDENTIAL TREATMENT REQUESTED] after completion of all activities and undertakings set forth in Sections [CONFIDENTIAL TREATMENT REQUESTED].

VI.  PRODUCT OPERATING COMMITTEE

6.1                                 Dissolution of Committees under 1999 Agreements.  Effective as of the Effective Date, the Joint Development Committee and the Joint Commercialization Committee, as authorized under the 1999 Agreements, shall be dissolved.

6.2                                 Product Operating Committee.

(a)                                  Within thirty (30) days after the Effective Date, PDL and Roche shall form a Product Operating Committee (“POC”) composed of [CONFIDENTIAL TREATMENT REQUESTED] representatives of each party who shall be appointed (and may be replaced at any time, subject to the terms of this Section 6.2(a)) by such party with the prior written consent of the other party in accordance with this Amended and Restated Worldwide Agreement.  Each POC representative shall have suitable experience and expertise in the development and commercialization of biopharmaceutical drugs.  Each party shall each have the right to replace its representatives from time to time, provided that such party obtains the written consent of the other party on such replacement in advance thereof.

(b)                                 The POC shall meet not less than [CONFIDENTIAL TREATMENT REQUESTED] on such dates and at such times as agreed to by PDL and Roche, alternating between Fremont, California and Nutley, New Jersey or such other locations as the POC determines.   On the determination of the POC, any such meetings may be conducted by teleconference or videoconference.  Other representatives of the parties and their invitees may also attend the POC meetings.

(c)                                  The POC shall be responsible for (i) exchanging information regarding the activities conducted by the parties, their sublicensees or their respective Affiliates under this Amended and Restated Worldwide Agreement, including without limitation, [CONFIDENTIAL TREATMENT REQUESTED] of any [CONFIDENTIAL TREATMENT REQUESTED] with respect to [CONFIDENTIAL TREATMENT REQUESTED], (ii) making recommendations to the parties regarding the [CONFIDENTIAL TREATMENT REQUESTED] for [CONFIDENTIAL TREATMENT REQUESTED] for the [CONFIDENTIAL TREATMENT REQUESTED] of the [CONFIDENTIAL TREATMENT REQUESTED], (iii) discussing the [CONFIDENTIAL TREATMENT REQUESTED] for [CONFIDENTIAL TREATMENT REQUESTED] the [CONFIDENTIAL TREATMENT REQUESTED] for [CONFIDENTIAL TREATMENT REQUESTED] and the potential for a [CONFIDENTIAL TREATMENT REQUESTED] between the [CONFIDENTIAL TREATMENT REQUESTED] to accomplish this goal, (iv) coordinating and overseeing the [CONFIDENTIAL TREATMENT REQUESTED] to PDL of the [CONFIDENTIAL TREATMENT REQUESTED] pursuant to Section [CONFIDENTIAL TREATMENT REQUESTED]; and (vi) such other activities as mutually agreed by Roche and PDL[CONFIDENTIAL TREATMENT REQUESTED].  If PDL elects to exercise its Transplant Reversion under Section 5.2, or Roche exercises its Roche Put Right under Section 5.3, the POC will coordinate transition of manufacturing and commercialization responsibilities to PDL over the period specified in this Amended and Restated Worldwide Agreement; the POC shall dissolve after the completion of such transition [CONFIDENTIAL TREATMENT REQUESTED].  The POC shall have no authority to determine pricing of Daclizumab by either party in its respective indications nor shall the POC have any authority to make any decisions regarding Daclizumab that shall take effect or continue to remain in effect, after the Reversion Effective Date or Put Right Effective Date.

(d)                                 In general, the POC is not intended to be a decision-making body with respect to either party’s efforts to develop or commercialize Daclizumab.  However, all required decision making with respect to matters before the POC shall be effected [CONFIDENTIAL TREATMENT REQUESTED]

VII.  COMPENSATION

7.1                                 Payment to Roche.  In consideration for the rights and licenses granted by Roche under this Amended and Restated Worldwide Agreement, PDL shall pay to Roche a non-refundable, non-creditable fee in the sum of Eighty Million U.S. Dollars (US$80,000,000), due and payable no later than [CONFIDENTIAL TREATMENT REQUESTED] after the Effective Date.

7.2                                 Royalties.

(a)                                  Royalties to PDL on Daclizumab Sales.

(i)                                     Royalty Rate.  Roche shall pay PDL royalties on Roche Net Sales commencing as of the Effective Date, at a royalty rate determined by annual (or annualized, as the case may be for partial years) Roche Net Sales as follows:

Annual Roche Net Sales (US$)	Royalty Rate

Up to and including [CONFIDENTIAL TREATMENT REQUESTED]	[CONFIDENTIAL TREATMENT REQUESTED]

Amount in excess of [CONFIDENTIAL TREATMENT REQUESTED] but not exceeding [CONFIDENTIAL TREATMENT REQUESTED]	[CONFIDENTIAL TREATMENT REQUESTED]

Amount in excess of [CONFIDENTIAL TREATMENT REQUESTED] but not exceeding [CONFIDENTIAL TREATMENT REQUESTED]	[CONFIDENTIAL TREATMENT REQUESTED]

Amount in excess of [CONFIDENTIAL TREATMENT REQUESTED] but not exceeding [CONFIDENTIAL TREATMENT REQUESTED]	[CONFIDENTIAL TREATMENT REQUESTED]

Amount in excess of [CONFIDENTIAL TREATMENT REQUESTED]	[CONFIDENTIAL TREATMENT REQUESTED]

No adjustment will be made to the royalty rates specified in this Section 7.2(a), regardless of whether the manufacture, use, sale, or importation of Daclizumab by Roche or its Affiliates in a particular country is covered by a Valid Claim of a PDL Patent.

(ii)                                  Expiration of Roche’s Royalty Obligations.  Roche’s obligation to pay royalties to PDL under this Article VII shall expire (A) with respect to sales of Daclizumab in the [CONFIDENTIAL TREATMENT REQUESTED], on [CONFIDENTIAL TREATMENT REQUESTED], and (B) with respect to sales of Daclizumab in the [CONFIDENTIAL TREATMENT REQUESTED], on [CONFIDENTIAL TREATMENT REQUESTED].  Notwithstanding the above, Roche’s obligation to pay royalties to PDL under this Section 7.2(a) shall expire on the first to occur, if any, of the Reversion Effective Date or the Put Right Effective Date.

(b)                                 Royalties to PDL on Excluded Product Sales.

(i)                                     Royalty Rate.  Roche shall pay PDL royalties on Roche Net Sales of Excluded Products at a royalty rate determined by annual Roche Net Sales of Excluded Products as follows, as measured on a calendar year basis:

Annual Roche Net Sales of Excluded Products (US$)	Royalty Rate

Up to and including [CONFIDENTIAL TREATMENT REQUESTED]	[CONFIDENTIAL TREATMENT REQUESTED]

Amount in excess of [CONFIDENTIAL TREATMENT REQUESTED]	[CONFIDENTIAL TREATMENT REQUESTED]

(ii)                                  Term of Royalty Obligations.  Roche’s obligation to pay royalties to PDL under Section 7.2(b)(i) with respect to any Excluded Product shall expire, on a country-by-country basis, on the later of (A) the last date on which the manufacture, use, sale, or importation in such country in the Roche Territory, by Roche, its Affiliates, or sublicensees (other than PDL, its Affiliates, and sublicensees) of such Excluded Product is covered under a Valid Claim of a PDL Patent (which determination, if not otherwise covered by a Valid Claim in the country of use, sale, or importation shall be based on whether or not covered by a Valid Claim in the country of manufacture), or (B) the [CONFIDENTIAL TREATMENT REQUESTED] of the first commercial sale by Roche, its Affiliates, or sublicensees (other than PDL, its Affiliates, or sublicensees) of such Excluded Product in such country.

(c)                                  Royalties to Roche.

(i)                                     Royalty Rate.  PDL shall pay Roche royalties on PDL Net Sales at a royalty rate determined by annual PDL Net Sales as follows, as measured on a calendar year basis:

Annual PDL Net Sales (US$)	Royalty Rate

Up to and including [CONFIDENTIAL TREATMENT REQUESTED]	[CONFIDENTIAL TREATMENT REQUESTED]

Amount in excess of [CONFIDENTIAL TREATMENT REQUESTED]	[CONFIDENTIAL TREATMENT REQUESTED]

(ii)                                  Term of PDL’s Royalty Obligations Where Transplant Reversion Exercised.  PDL’s obligation to pay royalties pursuant to Section 7.2(c)(i) shall expire on the earlier of the Put Right Effective Date or the Reversion Effective Date.

(iii)                               Term of PDL’s Royalty Obligations Where No Transplant Reversion Exercised.  In the event PDL does not exercise the Transplant Reversion and Roche does not exercise the Roche Put Right, PDL’s obligation to pay royalties to Roche under Section 7.2(c)(i) shall expire, on a country-by-country basis, on the later of (A) the last date on which the manufacture, use, sale, or importation in such country in the Roche Territory, by PDL, its

Affiliates, or sublicensees (other than Roche, its Affiliates, and sublicensees) of Daclizumab is covered under a Valid Claim of a Roche Patent (which determination, if not otherwise covered by a Valid Claim in the country of use, sale or importation, shall be based on whether or not covered by a Valid Claim in the country of manufacture), or (B) the [CONFIDENTIAL TREATMENT REQUESTED] of the first commercial sale by PDL, its Affiliates, or sublicensees (other than Roche, its Affiliates, or sublicensees) of Daclizumab in such country.

(d)                                 Payment to Roche in Event of Roche Put Right Exercise.  In the event Roche exercises the Roche Put Right, following the Put Right Effective Date, and until [CONFIDENTIAL TREATMENT REQUESTED]. PDL shall pay Roche (i) for commercial supply of finished and packaged Daclizumab from Roche as set forth in Section 4.5(c), a transfer price equal to the [CONFIDENTIAL TREATMENT REQUESTED] and (ii) an amount determined by the parties in good faith to be equal to [CONFIDENTIAL TREATMENT REQUESTED] for its [CONFIDENTIAL TREATMENT REQUESTED] and [CONFIDENTIAL TREATMENT REQUESTED] efforts that are [CONFIDENTIAL TREATMENT REQUESTED]; provided that, PDL’s payment obligation under this Section 7.2(d) for any given calendar quarter shall in no event exceed a maximum (the “Payment Ceiling”) calculated as follows:

Payment Ceiling = [CONFIDENTIAL TREATMENT REQUESTED]

7.3                                 Foreign Filing Expenses Credited Against Royalties.  Roche shall have the right to credit [CONFIDENTIAL TREATMENT REQUESTED] of all Transplant Foreign Filing Expenses actually paid to PDL, less credits already taken under the 1989 and 1999 Agreements, against future royalties due to PDL on sales of Daclizumab pursuant to this Article VII, provided that such credits, when added to the offset provided for in Section 7.4 below, may not in the aggregate reduce the royalties to be paid to PDL to less than [CONFIDENTIAL TREATMENT REQUESTED] of the amount that would otherwise be due pursuant to Section 7.2(a) hereof.

7.4                                 Offset for Third Party Licenses.

(a)                                  Appendix B sets forth the allocation between the parties of the costs associated with each Third Party License entered into prior to the Effective Date.  Such costs include license fees and any other fixed costs associated with the Third Party License as well as any royalties.  After the Effective Date, the parties shall, within [CONFIDENTIAL TREATMENT REQUESTED] of the end of each [CONFIDENTIAL TREATMENT REQUESTED], reimburse each other in accordance with this Section 7.4 to effect the agreed-on sharing of such license fees and other fixed costs.  Both parties hereby acknowledge that [CONFIDENTIAL TREATMENT REQUESTED] has obtained a required license from the [CONFIDENTIAL TREATMENT REQUESTED] to use the [CONFIDENTIAL TREATMENT REQUESTED] in order to carry out the activities anticipated by this Amended and Restated Worldwide Agreement and that [CONFIDENTIAL TREATMENT REQUESTED] has reimbursed [CONFIDENTIAL TREATMENT REQUESTED] under the 1989 Agreements so that the license fees and other fixed costs of the [CONFIDENTIAL TREATMENT REQUESTED] license have been shared [CONFIDENTIAL TREATMENT REQUESTED].

(b)                                 If PDL and Roche agree in writing, after the Effective Date, that either party must obtain an additional license from an independent Third Party in order for Roche or PDL to manufacture, use, import, offer for sale or sell Daclizumab and if PDL and Roche agree on the terms of such license, then such license shall be deemed a Third Party License and the parties shall, subject to Sections 2.3, 7.4(c) and 7.4(d), share the cost of such Third Party License [CONFIDENTIAL TREATMENT REQUESTED].  Such cost includes license fees and any other fixed costs associated with such Third Party License as well as any royalties.  The parties shall, within [CONFIDENTIAL TREATMENT REQUESTED] of the end of each [CONFIDENTIAL TREATMENT REQUESTED], reimburse each other in accordance with this Section 7.4 to effect a [CONFIDENTIAL TREATMENT REQUESTED] of such license fees and other fixed costs.

(c)                                  Notwithstanding anything to the contrary herein, the following mechanism shall apply to the royalty portion of any Third Party Licenses to the extent such royalties arise due to sales of Daclizumab by Roche or its Affiliates or sublicensees during the time that Roche is obligated to pay royalties to PDL pursuant to Section 7.2(a):  (i) PDL’s share of such Third Party royalties shall be accrued against and deducted from any amounts due to PDL from Roche pursuant to Section 7.2(a) if Roche pays the royalties due under the Third Party License to such Third Party, and (ii) Roche’s share of the royalties portion of the cost of any Third Party License shall be accrued in favor of and added to any amounts due to PDL from Roche pursuant to Section 7.2(a) if PDL pays the royalties due under the Third Party License to such Third Party; provided, however, that the total amounts of all deductions made by Roche pursuant to clause (i) above (without taking into account any additions made pursuant to clause (ii)) shall not exceed [CONFIDENTIAL TREATMENT REQUESTED] of the amount that would otherwise be due to PDL, pursuant to Section 7.2(a), in any calendar quarter if no adjustments were permitted to account for payments made pursuant to Third Party Licenses;  provided further that the sum of Roche’s royalty obligations to PDL under Section 7.2(a) in any calendar quarter, plus Roche’s share of those royalties payable for such calendar quarter to Third Parties pursuant to Third Party Licenses shall not exceed [CONFIDENTIAL TREATMENT REQUESTED] of the amount that would otherwise be due to PDL, pursuant to Section 7.2(a), in such calendar quarter if no adjustments were permitted to account for payments made pursuant to Third Party Licenses.  Royalty payments made by Roche or PDL pursuant to Third Party Licenses that, due to the limitations set forth in the preceding sentence, cannot be deducted from, or added to, the amount to be paid to PDL by Roche under Section 7.2(a), may be carried forward to subsequent calendar quarters.  An example of the foregoing principles is set forth in Appendix D.

(d)                                 Notwithstanding anything to the contrary herein, the following mechanism shall apply to the royalty portion of any Third Party Licenses to the extent such royalties arise due to sales of Daclizumab by PDL or its Affiliates or sublicensees during the time that PDL is obligated to pay royalties to Roche, pursuant to Section 7.2(c):  (i) Roche’s share of such Third Party royalties shall be accrued against and deducted from any amounts due to Roche from PDL pursuant to Section 7.2(c) if PDL pays the royalties due under the Third Party License to such Third Party, and (ii) PDL’s share of such Third Party royalties shall be accrued in favor of and added to any amounts due to Roche from PDL pursuant to Section 7.2(c) if Roche pays the royalties due under the Third Party License to such Third Party; provided, however, that the royalty payments made by PDL to Roche pursuant to Section 7.2(c) shall not, as a result of the adjustments set forth in this Section 7.4(d), be reduced to less than [CONFIDENTIAL

TREATMENT REQUESTED] of PDL Net Sales.  Royalty payments made by Roche or PDL pursuant to Third Party Licenses that, due to the maximum royalty rate set forth in the preceding sentence, cannot be deducted from, or added to, the amount to be paid to PDL by Roche under Section 7.2(c), may be carried forward to subsequent calendar years.

(e)                                  If PDL exercises the Transplant Reversion or Roche exercises the Roche Put Right, then commencing on the Reversion Effective Date or the Put Right Effective Date (as applicable): (i) Roche shall not have any further obligation pursuant to this Section 7.4 to share the costs of, or pay directly, any royalties pursuant to any Third Party Licenses on account of sales of Daclizumab by PDL or its Affiliates or sublicensees, and (ii) PDL shall thereafter have sole responsibility for paying such royalties.

(f)                                    If the Exercise Period expires without PDL exercising the Transplant Reversion or Roche exercising the Roche Put Right, then:

(i)                                     commencing on [CONFIDENTIAL TREATMENT REQUESTED], with respect to sales of Daclizumab in the [CONFIDENTIAL TREATMENT REQUESTED] by Roche and its Affiliates and sublicensees, or [CONFIDENTIAL TREATMENT REQUESTED], with respect to sales of Daclizumab in the [CONFIDENTIAL TREATMENT REQUESTED] by Roche and its Affiliates and sublicensees, (A) PDL shall not have any further obligation pursuant to this Section 7.4 to share the costs of, or pay directly, any royalties pursuant to any Third Party Licenses on account of sales of Daclizumab by Roche or its Affiliates or sublicensees, and (B) Roche shall thereafter have sole responsibility for paying such royalties.

(ii)                                  commencing on, a country-by-country basis, with the expiration of PDL’s obligations to pay royalties to Roche, pursuant to Section 7.2(c), in such country with respect to the sale of Daclizumab by PDL and its Affiliates and sublicensees, (A) Roche shall not have any further obligation pursuant to this Section 7.4 to share the costs of, or pay directly, any royalties pursuant to any Third Party Licenses on account of sales of Daclizumab by PDL or its Affiliates or sublicensees, and (B) PDL shall thereafter have sole responsibility for paying such royalties.

7.5                                 Royalties on Termination.  If this Amended and Restated Worldwide Agreement is terminated pursuant to Sections 13.2, 13.3 or 13.4, then Roche shall continue to pay PDL, and PDL shall continue to pay Roche, as the case may be, any royalties earned pursuant to this Article VII prior to the date of termination.

7.6                                 Sublicenses.

(a)                                  Any Roche Net Sales or Roche Net Sales of Excluded Products by a Roche sublicensee shall be treated as Roche Net Sales or Roche Net Sales of Excluded Products of Roche, as the case may be, for the purposes of payments under Article VII.  If Roche, in accordance with Section 2.5(a) or (b), shall grant any sublicenses under this Amended and Restated Worldwide Agreement, then Roche shall obtain the written commitment of such sublicensees to abide by all applicable terms and conditions of this Amended and Restated

Worldwide Agreement and Roche shall remain responsible to PDL for the performance by such sublicensee of any and all terms.  All such sublicenses to any Excluded Products shall provide that such license terminates on any termination of the license granted pursuant to Section 2.5(b).  Any sublicense granted under the license in Section 2.5(a) shall expire as set forth in that Section 2.5(a).

(b)                                 Any PDL Net Sales by a PDL sublicensee shall be treated as PDL Net Sales of PDL for the purposes of payments under Article VII.  If PDL, in accordance with Section 2.1, shall grant any sublicenses under this Amended and Restated Worldwide Agreement, then PDL shall obtain the written commitment of such sublicensees to abide by all applicable terms and conditions of this Amended and Restated Worldwide Agreement and PDL shall remain responsible to Roche for the performance by such sublicensee of any and all terms.

VIII.  PAYMENTS, REPORTS, AND ACCOUNTING

8.1                                 Roche Quarterly Royalty Payments and Reports.

(a)                                  Promptly after the Effective Date, the parties shall work in good faith to establish procedures for (a) compiling a final accounting, pursuant to the 1999 Agreements, for all sales of Daclizumab made during 2003 prior to the Effective Date and (b) Roche to make all royalty payments owed to PDL, pursuant to the 1999 Agreements, with respect to such sales.

(b)                                 Beginning with the report for the last calendar quarter of 2003 and for each calendar quarter thereafter, Roche agrees to make payments and written reports to PDL within [CONFIDENTIAL TREATMENT REQUESTED] after the end of each calendar quarter covering all sales of the Roche Products  in the Roche Territory by Roche, its Affiliates or sublicensees (except PDL, its Affiliates and sublicensees) for which invoices were sent during such calendar quarter, each such written report stating for the period in question:

(i)                                     for Roche Products disposed of by sale, the quantity and description of Roche Products and the calculation of Roche Net Sales or Roche Net Sales of Excluded Products,

(ii)                                  for Roche Products disposed of other than by sale, the quantity, description, and nature of the disposition, and

(iii)                               the calculation of the amount due to PDL for such quarter pursuant to Article VII.

(c)                                  The information contained in each report under Section 8.1(b) shall be considered confidential and PDL agrees not to disclose such information to any Third Party, other than its Affiliates and sublicensees or except as may be required by law, rule or regulation.  Concurrent with the making of each quarterly report, Roche shall include payment due PDL hereunder for the calendar quarter covered by such report.

(d)                                 It is understood that only one royalty payment under Article VII shall be payable on a given unit of Roche Product disposed of under this Amended and Restated

Worldwide Agreement.  In the case of transfers or sales of any Roche Product between Roche and an Affiliate or sublicensee of Roche, only one royalty payment under Article VII shall be due, and such royalty shall be payable with respect to, the sale of such Roche Product to (i) an independent Third Party not an Affiliate of the seller or (ii) if the end user is an Affiliate of the seller, then such end user.

8.2                                 PDL Quarterly Royalty Payments and Reports.

(a)                                  Until the expiration of PDL’s royalty obligations under Section 7.2(c), PDL agrees to make payments and written reports to Roche within [CONFIDENTIAL TREATMENT REQUESTED] after the end of each calendar quarter covering all sales of Daclizumab in the Roche Territory by PDL for which invoices were sent during such calendar quarter, or, in the case of royalties from the PDL Net Sales of PDL’s Affiliates or sublicensees (except Roche, its Affiliates and sublicensees), within [CONFIDENTIAL TREATMENT REQUESTED] following the end of the quarter in which PDL receives the royalty report from the Affiliate or sublicensee.  Each report shall state for the period in question:

(i)                                     for Daclizumab disposed of by sale, the gross sales by PDL of  Daclizumab and PDL Adjusted Gross Sales and the calculation of PDL Net Sales,

(ii)                                  for Daclizumab disposed of other than by sale, the quantity, description, and nature of the disposition, and

(iii)                               the calculation of the amount due to Roche for such quarter pursuant to Article VII.

(b)                                 The information contained in each report under Section 8.2(a) shall be considered confidential and Roche agrees not to disclose such information to any Third Party, other than its Affiliates and sublicensees or except as may be required by law, rule or regulation.  Concurrent with the making of each quarterly report, PDL shall include payment due Roche hereunder for the calendar quarter covered by such report.

(c)                                  It is understood that only one royalty payment under Article VII shall be payable on a given unit of Licensed Product disposed of under this Amended and Restated Worldwide Agreement.  In the case of transfers or sales of any Licensed Product between PDL and an Affiliate or sublicensee of PDL, only one royalty payment under Article VII shall be due, and such royalty shall be payable with respect to the sale of such Licensed Product to (i) an independent Third Party not an Affiliate of the seller or (ii) if the end user is an Affiliate of the seller, then such end user.

8.3                                 Termination Report.  Roche agrees to make a written report to PDL within [CONFIDENTIAL TREATMENT REQUESTED] after the date on which Roche, or its Affiliates or sublicensees last sell Daclizumab, stating in each such report the same information called for in each quarterly report by Section 8.1(b) for all Daclizumab made, sold or otherwise disposed of and which was not previously reported to PDL.  Roche further agrees to make a written report to PDL within [CONFIDENTIAL TREATMENT REQUESTED] after the date on which Roche, or its Affiliates or sublicensees last sell all Excluded Products, stating in each such report the same information called for in each quarterly report by Section 8.1(b) for all Excluded Product made, sold or otherwise disposed of and which was not previously reported to PDL.  PDL agrees to make a written report to Roche within [CONFIDENTIAL TREATMENT REQUESTED] after the date on which PDL, or its Affiliates or sublicensees last sell Daclizumab, stating in such report the same information called for in each quarterly report by Section 8.2(a) for all Daclizumab made, sold or otherwise disposed of and which was not previously reported to Roche; provided, however, that PDL need not file such report if such date of last sale of Daclizumab occurs after the expiration of PDL’s royalty under Section 7.2(c)).

8.4                                 Accounting.  Each Party (the “Royalty Paying Party”) agrees to keep full, clear and accurate records for a period of at least [CONFIDENTIAL TREATMENT REQUESTED], setting forth the manufacturing, sales and other disposition of Daclizumab, Roche Products (as the case may be), and Combination Products sold or otherwise disposed of under the license herein granted in sufficient detail to enable royalties and compensation payable to the other Party (the “Royalty Receiving Party”) hereunder to be determined.  Each Royalty Paying Party further agrees to permit its books and records to be examined by an independent accounting firm selected by the Royalty Receiving Party to verify reports provided for in this Article VIII.  Unless the Royalty Receiving Party obtains the prior written consent of the Royalty Paying Party, such accounting firms must be selected from among the four largest U.S. accounting firms.  Such audit shall not be performed more frequently that [CONFIDENTIAL TREATMENT REQUESTED] per calendar year nor more frequently than [CONFIDENTIAL TREATMENT REQUESTED] with respect to records covering any specific period of time.  Such examination is to be made at the expense of the Royalty Receiving Party, except in the event that the results of the audit reveal a discrepancy in favor of the Royalty Paying Party of [CONFIDENTIAL TREATMENT REQUESTED] or more over the period being audited, in which case reasonable audit fees for such examination shall be paid by the Royalty Paying Party.

8.5                                 Methods of Payments.  All payments due to either PDL or Roche under this Amended and Restated Worldwide Agreement shall be paid in United States dollars by wire transfer to a bank in the United States designated in writing by the party to which the payment is due.

8.6                                 Taxes.  If provision is made in law or regulation of any country of the Roche Territory or the Territory (as applicable) for withholding of taxes of any type, levies or other charges with respect to the any amounts payable hereunder to a party, the other party (“Withholding Party”) shall promptly pay such tax, levy or charge for and on behalf of the party to the proper governmental authority, and shall promptly furnish the party with receipt of such payment.  The Withholding Party shall have the right to deduct any such tax, levy or charge actually paid from payment due the party or be promptly reimbursed by the party if no further payments are due the party.  Each Withholding Party agrees to assist the other party in claiming exemption from such deductions or withholdings under double taxation or similar agreement or treaty from time to time in force and in minimizing the amount required to be so withheld or deducted.

IX.  CELL LINES

9.1                                 Cell Lines.

(a)                                  The parties acknowledge that PDL has delivered all cell lines to Roche as  required under the 1989 Agreements.  Roche agrees to deliver back to PDL viable samples of such cell lines as may be requested by PDL.

(b)                                 Ownership of any cell lines developed under Article VI of the 1989 Agreements or delivered to Roche under Milestone #1 of Section 3.1 of the 1989 Agreements, together with their progeny and derivatives, shall remain vested at all times in PDL.

(c)                                  Roche may use the cell lines delivered to it under the 1989 Agreements, or their progeny or derivatives or the plasmids contained therein (the “Cell Line Derivatives”) solely to perform the Roche Commercialization Activities.  Furthermore, the Cell Line Derivatives may be used by Roche solely in connection with the genes encoding antibodies developed or provided by PDL.

(d)                                 On the earliest to occur of [CONFIDENTIAL TREATMENT REQUESTED] in the Roche Territory as permitted under this Amended and Restated Worldwide Agreement, Roche shall, on request by PDL, promptly return to PDL all cell lines provided by PDL under the 1989 Agreements and all Cell Line Derivatives.

(e)                                  PDL MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO ANY CELL LINES DELIVERED UNDER THE 1989 AGREEMENTS OR CELL LINE DERIVATIVES USED HEREUNDER, INCLUDING WITHOUT LIMITATION, ANY EXPRESS OR IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NONINFRINGEMENT.  FOR CLARITY, PDL MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OF ANY KIND THAT THE USE OF THE CELL LINES DELIVERED TO ROCHE OR THE CELL LINE DERIVATIVES WILL NOT INFRINGE ANY PATENT OR OTHER RIGHTS OF ANY THIRD PARTY.

X.  OWNERSHIP OF TECHNOLOGY AND INTELLECTUAL PROPERTY

10.1                           PDL Technology.  Ownership of the PDL Know-How and PDL Patents shall remain vested at all times in PDL.  PDL expressly reserves under this Amended and Restated Worldwide Agreement (i) all rights to use the PDL Know-How, PDL’s rights under any Joint Roche-PDL Patents, and PDL Patents to make, have made, use, import, offer to sell and sell anywhere in the world all products within the Field that are other than Daclizumab for use in the Transplant Indications (unless and until the Roche Put Right or the Transplant Reversion is exercised) and other than any Excluded Product or any other product in the Excluded Field; and (ii) for all uses outside of the Field.  Following exercise of the Transplant Reversion or the Roche Put Right, PDL shall have the right to use such technology for any and all purposes other than products in the Excluded Field, which right shall be exclusive to Roche except as provided in Section 10.2.

10.2                           Joint Inventions and Joint Roche-PDL Patents.  Subject to Article XI, ownership of Joint Inventions and Joint Roche-PDL Patents shall be vested jointly in PDL and Roche. Both parties shall at all times have the co-exclusive right within the Territory to practice, or to make, have made, use, import, offer for sale or sell any Joint Invention outside the Field under any Joint Roche-PDL Patent, and neither party shall be obligated to account to the other.  On the earlier of (i) the Reversion Effective Date, or (ii) the Put Right Effective Date, the following shall occur: (a) PDL shall have the exclusive right to practice, and to make, have made, use, import, offer for sale or sell any Joint Invention in the Field (but not in the Excluded Field) under any Joint Roche-PDL Patent, and (b) Roche shall have the exclusive right to practice, and to make, have made, use, import, offer for sale or sell any Joint Invention solely in the Excluded Field, in each case, without restriction and without any obligation to account to the other party.  As used herein, a right to practice any Joint Roche-PDL Patent for a particular purpose without any obligation to account shall include the right to grant licenses for such purpose without the consent of the other party.  To the extent either party needs the consent of the other party to exploit its co-exclusive or exclusive rights with respect to Joint Roche-PDL Patents, including the right to sublicense or enforce such Joint Roche-PDL Patents, the other party shall cooperate with the party making such a request and promptly supply all needed consents, signatures and the like.  In the event the Roche Put Right and the Transplant Reversion both expire unexercised, each party shall have the co-exclusive right to practice, and to make, have made, use, import, offer for sale or sell any Joint Invention in the Field under any Joint Roche-PDL Patent, subject to the license grants set forth in Article II.

10.3                           Roche Technology.  PDL hereby acknowledges that, except as expressly provided herein, this Amended and Restated Worldwide Agreement does not grant PDL any ownership rights in the Roche Inventions, Roche Patents and Roche Know-How.  Roche hereby confirms the rights of PDL to certain license grants to Roche Patents and Roche Know-How as provided in Section 2.1 of this Amended and Restated Worldwide Agreement.

10.4                           Trademarks.

(a)                                  Until the Reversion Effective Date or Put Right Effective Date, Roche shall exclusively own all Trademarks, and the exclusive right to use them in the Roche Territory in connection with the marketing and promotion of Daclizumab.  Roche shall have no right to use the Trademarks, or any other marks confusingly similar to the Trademarks, in connection with the promotion, sale or marketing of any other product, including any Excluded Product.

(b)                                 PDL shall have the right to select any and all AI Trademarks; provided such AI Trademarks are not confusingly similar to the Trademarks (unless otherwise agreed), and PDL shall retain ownership of the AI Trademarks and the exclusive right to use them in connection with the promotion, marketing and sale of Daclizumab for AI or any Other Indications.

(c)                                  Each party shall be responsible for selection, prosecution, maintenance and enforcement of its own trademarks, and shall indemnify and defend the other from any Third Party claims arising from the indemnifying party’s use of such marks.  At the request [CONFIDENTIAL TREATMENT REQUESTED] of PDL, Roche shall file trademark registration applications for, and procure and maintain registration of, the trademark “Zenapax®” in any country in the Territory in which Roche, as of the Effective Date, has not made such application or procured such registration.  All such applications and registrations shall be deemed to be Trademarks.

(d)                                 Roche shall assign the Trademarks to PDL upon exercise of either the Transplant Reversion or the Roche Put Right, as provided for in Section 5.4(f).

XI.  PATENT PROSECUTION

11.1                           Sole PDL Patents and Roche Owned Patents.

(a)                                  PDL agrees to prosecute and reasonably maintain all of the patents and applications included within the Sole PDL Patents, to the extent it has the rights to do so, and Roche agrees to prosecute and reasonably maintain the Roche Owned Patents, to the extent it has the rights to do so from any co-owner of such Roche Owned Patents.  The parties agree and acknowledge that the Roche Owned Patents listed on Schedule 2.8(a) are co-owned by Roche and a Third Party, and are governed by the [CONFIDENTIAL TREATMENT REQUESTED] (the “Joint Patent Agreement”) which provides, among other things, that Roche undertake certain obligations in order to continue to maintain its [CONFIDENTIAL TREATMENT REQUESTED] in the Roche Owned Patent.  Promptly after the Effective Date, to the extent that Roche is permitted to do so, Roche shall provide to PDL a copy of the Joint Patent Agreement, and the Roche Owned Patent for PDL’s review such that PDL may determine whether and to what extent, it intends that such Joint Patent Agreement and Roche Owned Patent be assigned to PDL in the event of the Transplant Reversion or the exercise of the Roche Put Right.

(b)                                 The party responsible for such patent (“Responsible Party”) shall bear all costs and expenses for such prosecution and maintenance. On the reasonable request of the Responsible Party, the other party shall cooperate, in all reasonable ways, in connection with the prosecution of all patent applications included within the Sole PDL Patents or Roche Owned Patents, as the case may be.  Should the Responsible Party decide that it is no longer interested in maintaining or prosecuting a Sole PDL Patent or Roche Owned Patent, as the case may be, it shall promptly advise the other party thereof and, at the request of such other party, PDL and Roche shall negotiate in good faith to determine an appropriate course of action in the interests of both parties.  If any Sole PDL Patents are assigned to Roche, Roche will thereafter prosecute and reasonably maintain such Sole PDL Patents at Roche’s own cost to the extent that Roche desires to do so, provided that to the extent such Sole PDL Patent contains claims outside the Field (or, following either the Reversion Effective Date or the Put Right Effective Date, outside the Excluded Field only), PDL and its Affiliates shall have a worldwide immunity from suit thereunder.  If Roche’s interest in any Roche Owned Patents is assigned to PDL, PDL will thereafter prosecute and reasonably maintain such Roche Owned Patent at PDL’s own cost to the extent that PDL desires to do so, provided that to the extent such Roche Owned Patent contains claims outside the Field (or following either the Reversion Effective Date or the Put Right Effective Date, outside the Excluded Field only), Roche and its Affiliates shall have a worldwide immunity from suit thereunder.   In the event Roche’s interest in the Roche Owned Patents is assigned to PDL pursuant to Section 5.4(e), Roche shall have no further rights with respect thereto under this Section 11.1 except those set forth in the penultimate sentence of this Section 11.1.

11.2                           Joint Inventions.

(a)                                  PDL will have the first right of election to file priority patent applications for Joint Inventions in any country in the world.  If PDL declines to file such applications then Roche may do so.

(b)                                 The party not performing the priority patent filings for Joint Inventions pursuant to this Section 11.2 undertakes without cost to the filing party to obtain all necessary assignment documents for the filing party, to render all signatures that shall be necessary for such patent filings and to assist the filing party in all other reasonable ways that are necessary for the issuance of the patents involved as well as for the maintenance and prosecution of such patents.  The party not performing the patent filings shall on request be authorized by the other party to have access to the files concerning such patents in any patent offices in the world.

(c)                                  The party performing the priority patent filings for Joint Inventions pursuant to this Section 11.2 undertakes to perform, at its cost and expense, the corresponding convention filings from case to case, after having discussed the countries for foreign filings with the other party.

(d)                                 Should the Responsible Party decide that it is no longer interested in maintaining or prosecuting a Joint Roche-PDL Patent, it shall promptly advise the other party thereof.  On the written request of such other party, such Joint Roche-PDL Patent shall be assigned to the other party at no cost to the assignee.  If any such patents or patent applications are assigned to Roche, they shall then be deemed to be a Sole Roche Patent and, to the extent such Joint Roche-PDL Patent contains claims outside the Field (or, following the Reversion Effective Date or the Put Right Effective Date, outside the Excluded Field), PDL and its Affiliates shall have a worldwide immunity from suit thereunder.  If any such patents or patent applications are assigned to PDL, they shall then be deemed to be a Sole PDL Patent and, to the extent such Joint Roche-PDL Patents contain claims outside the Field, Roche and its Affiliates shall have a worldwide immunity from suit thereunder.

11.3                           General Procedures.  Until the Reversion Effective Date, the Put Right Effective Date or the expiration of the Exercise Period without PDL exercising the Transplant Reversion, the parties shall observe the following procedures for patent applications for inventions arising from this Amended and Restated Worldwide Agreement:

(a)                                  As soon as one of the parties concludes that it wishes to file a patent application covering an invention in the Field, it shall immediately inform the other party thereof and consult about the filing procedures concerning such patent application.  For this purpose, such party will provide the other party with the determination of inventors and scope of claims as early as possible.  Should a party be faced with possible loss of rights, such communications may take place promptly after filing a convention application.

(b)                                 The party performing any priority patent filings as described above shall be obliged to prosecute and reasonably maintain such applications and any patents resulting therefrom and will have to bear the costs associated therewith.  On request of the party performing the filing, the other party will cooperate, in all reasonable ways, in connection with the prosecution of all such patent applications relating to inventions.  The party performing the filing shall advise the other party of any substantial action or development in the prosecution of its patent applications and patents, in particular of the question of scope, the issuance of, or the rejection of, an interference involving or an opposition to any respective patent application or patent.

(c)                                  Inventions and other intellectual property made by either party outside the Field shall be excluded from the provisions of this Amended and Restated Worldwide Agreement and shall belong solely to the party having made the invention or other intellectual property.

11.4                           Reimbursement for Costs of Patent Applications for Transplant Indications.

(a)                                  No Reimbursement.  As of the Effective Date, PDL shall be responsible for all ex parte out-of-pocket expenses incurred by PDL after the Effective Date in connection with the prosecution and maintenance in the Territory of patent applications and patents included within the PDL Patents or Joint Roche-PDL Patents for which PDL makes filings with respect to Transplant Indications pursuant to Article XI of this Amended and Restated Worldwide Agreement.

(b)                                 PDL Control.  After either the Reversion Effective Date or the Put Right Effective Date, PDL shall have full control over the strategy and decisions with respect to the filing of any patent applications and patents related to Transplant Indications in the Territory.  Roche agrees to cooperate with and reasonably assist PDL in the preparation of any patent applications and the maintenance of any patents.  Prior to the Reversion Effective Date or the Put Right Effective Date, PDL shall consult Roche with respect to its patent prosecution strategy and decisions, as follows:  Prior to the filing of a patent application in the Territory for Transplant Indications, PDL shall inform Roche concerning such proposed filing and shall consult with Roche concerning the proposed filing procedures, including specifically the determination of scope of any such patent and countries in which such application is to be filed.  PDL shall regularly advise Roche of any substantial action or development in the prosecution of its patent applications and patents in the Territory related to the Transplant Indications, in particular of the question of scope of, the issuance of, the rejection of, or an opposition to any respective patent application or patent.

(c)                                  Accrued Transplant Foreign Filing Expenses.  Transplant Foreign Filing Expenses accrued prior to [CONFIDENTIAL TREATMENT REQUESTED] shall remain creditable against royalties payable by Roche to PDL in the Territory (excluding the U.S., including its territories and possessions), as provided in Section 7.3 of this Amended and Restated Worldwide Agreement.

11.5                           Reimbursement for Costs of Patent Applications for Autoimmune Indications.

(a)                                  No Reimbursement.  PDL shall be responsible for all ex parte out-of-pocket expenses incurred by PDL after the Effective Date in connection with the prosecution and maintenance in the Territory of patent applications and patents included within the PDL Patents or

Joint Roche-PDL Patents for which PDL makes filings with respect to Autoimmune Indications pursuant to Article XI of this Amended and Restated Worldwide Agreement.

(b)                                 PDL Control.  PDL shall have full control over the strategy and decisions with respect to the filing of any patent applications and patents related to Autoimmune Indications in the Territory.  Roche agrees to cooperate with and reasonably assist PDL in the preparation of any patent applications and the maintenance of any patents.

11.6                           No Reimbursement for Roche’s Costs of Patent Applications.  Roche shall be responsible for all ex parte out-of-pocket expenses incurred by Roche after the Effective Date in connection with the prosecution and maintenance in the Territory of patent applications and patents included within the Roche Owned Patents or Joint Roche-PDL Patents for which Roche makes filings pursuant to this Article XI of this Amended and Restated Worldwide Agreement.

XII.   ENFORCEMENT AND DEFENSE OF PATENTS

12.1                           Sole Patents.

(a)                                  Except for enforcement or revocation actions involving Sole PDL Patents or Roche Owned Patents outside the Field, in the event of any action against a Third Party for infringement of any claim in any issued patent within the Sole PDL Patents or Roche Owned Patents, as the case may be, or the institution by a Third Party of any proceedings for the revocation of any such claim, each party will notify the other promptly and, following such notification, the parties shall confer.  [CONFIDENTIAL TREATMENT REQUESTED] shall have the right, but not the obligation, to prosecute such actions or to defend such proceedings involving the Sole PDL Patents at its own expense, in its own name and entirely under its own direction and control.  [CONFIDENTIAL TREATMENT REQUESTED] shall have the right, but not the obligation, to prosecute such actions or to defend such proceedings involving the Roche Owned Patents at its own expense, in its own name and entirely under its own direction and control.

(b)                                 If a party with the first right hereunder elects not to prosecute any action for infringement or to defend any proceeding for revocation of any claims in any issued patent within the Sole PDL Patents (other than those Sole PDL Patents for which PDL [CONFIDENTIAL TREATMENT REQUESTED]) or Roche Owned Patents (other than those Roche Owned Patents [CONFIDENTIAL TREATMENT REQUESTED]), as the case may be, within [CONFIDENTIAL TREATMENT REQUESTED] of being requested by the other party to do so, the other party may prosecute such action or defend such proceeding at its own expense, in its own name and entirely under its own direction and control.  This Section 12.1(b) shall expire on the Reversion Effective Date or the Put Right Effective Date.

(c)                                  In any event, the party bringing an action (“Acting Party”) pursuant to this Section 12.1 shall solicit, and seriously consider in good faith the non-acting party’s input with respect to all material aspects of such action, including without limitation, the development of the litigation strategy and the execution thereof.  In furtherance and not in limitation of the foregoing, the Acting Party shall keep the other party promptly and fully informed of the status of any such action, and the non-acting party shall have the right to review and comment on the Acting Party’s activities related thereto. The obligations of this Section 12.1(c) shall not apply to PDL as the Acting Party after either the Reversion Effective Date or the Put Right Effective Date.

(d)                                 Each party will reasonably assist the Acting Party in any such action or proceeding being prosecuted or defended by the Acting Party, if so requested by the Acting Party or required by law.  Without limiting the generality of the foregoing, the non-acting party agrees to join such action or proceeding if required by law to maintain such action or proceeding.  The Acting Party will pay or reimburse the assisting party for all costs, expenses and liabilities that the assisting party may incur or suffer in affording assistance to such actions or proceedings.  No settlement of any such action or defense that restricts the scope or affects the enforceability of PDL Know-How or Sole PDL Patents may be entered into by either PDL (if it would affect Roche’s rights under this Agreement) or Roche without the prior consent of the other party hereto, [CONFIDENTIAL TREATMENT REQUESTED].  No settlement of any such action or defense that restricts the scope or affects the enforceability of Roche Know-How or Roche Owned Patents may be entered into by either PDL or Roche without the prior consent of the other party hereto (if it would affect the other party’s rights under this Agreement, [CONFIDENTIAL TREATMENT REQUESTED].  The consent obligations of this Section 12.1(d) shall not apply to PDL as the Acting Party after either the Reversion Effective Date or the Put Right Effective Date.

(e)                                  If either party elects to prosecute an action for infringement or to defend any proceedings for revocation of any claims pursuant to this Section 12.1 and subsequently ceases to continue or withdraws from such action or defense, it shall forthwith so notify the other party in writing and the other party may substitute itself for the withdrawing party and the parties’ respective rights and obligations under this Section 12.1 shall be reversed. The obligations of this Section 12.1(e) shall not apply to PDL as the Acting Party after either the Reversion Effective Date or the Put Right Effective Date.

12.2                           Joint Roche-PDL Patents.  In the event of any action against a Third Party for infringement of any claim in any issued patent within the Joint Roche-PDL Patents, or the institution by a Third Party of any proceedings for the revocation of any such claim, each party will notify the other promptly and, following such notification, the parties shall confer to determine whether either or both parties shall control the prosecution or defense of such action or proceeding and who shall bear the costs thereof.  If both parties wish to control the prosecution or defense of such action or proceeding and the parties are unable to reach agreement within [CONFIDENTIAL TREATMENT REQUESTED] of the notification referred to above, then (a) with respect to alleged infringement in the [CONFIDENTIAL TREATMENT REQUESTED], [CONFIDENTIAL TREATMENT REQUESTED] shall have the exclusive right to bring such action or defend such proceeding at its own expense, in its own name and entirely under its own direction, (b) with respect to alleged infringement in the [CONFIDENTIAL TREATMENT REQUESTED], [CONFIDENTIAL TREATMENT REQUESTED] shall have the exclusive right to bring such action or defend such proceeding at its own expense, in its own name and entirely under its own direction; and (c) with respect to alleged infringement [CONFIDENTIAL TREATMENT REQUESTED], [CONFIDENTIAL TREATMENT REQUESTED] shall have the right to bring such action or defend such proceeding at its own expense, in its own name and entirely under its own direction and control; provided, however, that if both parties elect to prosecute or defend, each party shall bear its own expenses but both parties shall have equal control over such prosecution or defense.  No settlement of any action or defense that restricts the scope or affects the enforceability of Joint Roche-PDL Patents may be entered into by either PDL or Roche without the prior consent of the other party hereto, which consent shall not be unreasonably withheld.  In any event, the Acting Party pursuant to this Section 12.2 shall solicit, and seriously consider in good faith the other party’s input with respect to all material aspects of such action, including without limitation, the development of the litigation strategy and the execution thereof.  In furtherance and not in limitation of the foregoing, the Acting Party shall keep the other party promptly and fully informed of the status of any such action, and the other party shall have the right to review and comment on the Acting Party’s activities related thereto.

12.3                           Distribution of Proceeds.  In the event either party exercises the rights conferred in Section 12.1 or 12.2 hereof, and recovers any damages or other sums in such action, suit or proceeding or in settlement thereof, such damages or other sums recovered shall first be applied to reimburse the parties for all costs and expenses incurred in connection therewith, including reasonable attorneys’ fees necessarily involved in the prosecution and/or defense of any suit or proceeding and, if after such reimbursement any funds shall remain from such damages or other sums recovered, said remaining recovery shall belong to [CONFIDENTIAL TREATMENT REQUESTED]; provided, however, that any remaining recovery by the party exercising its rights for a Joint Roche-PDL Patent with respect to alleged infringement outside the Field shall be shared, with [CONFIDENTIAL TREATMENT REQUESTED] of such remaining recovery to Roche and [CONFIDENTIAL TREATMENT REQUESTED] of such remaining recovery to PDL.

12.4                           Defense of Infringement Actions.

(a)                                  Roche shall defend at its own cost any infringement suit that may be brought against PDL or Roche on account of the development, manufacture, production, use, importation, offer for sale, or sale of Daclizumab or Excluded Products by Roche, and shall indemnify and hold PDL harmless against any such patent or other infringement suits, and any claims, losses, damages, liabilities, expenses, including reasonable attorneys’ fees and cost, that may be incurred by PDL therein or in settlement thereof.  Any and all settlements that restrict the scope or enforceability of PDL Know-How or PDL Patents must be approved by PDL, in its sole and absolute discretion, before execution by Roche.  Any and all settlements that restrict the scope or enforceability of Joint Roche-PDL Patents or Sole Roche Patents (other than those Sole Roche Patents co-owned by a Third Party) must be approved by PDL before execution by Roche, such approval not to be unreasonably withheld.  PDL shall not be required to approve any settlement that does not include as a condition thereof the granting to PDL of a full and unconditional release of claims.

(b)                                 PDL shall defend at its own cost any infringement suit that may be brought against Roche or PDL on account of the development, manufacture, production, use, importation, offer for sale, or sale of Licensed Products  by PDL, and shall indemnify and hold Roche harmless against any such patent or other infringement suits, and any claims, losses, damages, liabilities, expenses, including reasonable attorneys’ fees and cost, that may be incurred by Roche therein or in settlement thereof.  Any and all settlements that restrict the scope or enforceability of Roche

Know-How or Roche Patents must be approved by Roche, in its sole and absolute discretion, before execution by PDL.  Any and all settlements that restrict the scope or enforceability of Joint Roche-PDL Patents must be approved by Roche before execution by PDL, such approval not to be unreasonably withheld.  Roche shall not be required to approve any settlement that does not include as a condition thereof the granting to Roche of a full and unconditional release of claims.  [CONFIDENTIAL TREATMENT REQUESTED]

12.5                           Right to Counsel.  Each party to this Amended and Restated Worldwide Agreement shall always have the right to be represented by counsel of its own selection and its own expense in any suit or other action instituted by the other for infringement, under the terms of this Amended and Restated Worldwide Agreement.

XIII.  TERM AND TERMINATION

13.1                           Term.  Unless earlier terminated pursuant to the terms of this Article XIII, this Amended and Restated Worldwide Agreement shall go into effect on the Effective Date and shall remain in effect until the latest of (i) expiration of the last to expire PDL Patents; (ii) expiration of the last to expire Roche Patents; (iii) expiration of PDL’s payment obligations hereunder; or (iv) expiration of Roche’s payment obligations hereunder.  On expiration of this Amended and Restated Worldwide Agreement, any exclusive licenses then in effect under any Roche Know-How or PDL Know-How will convert to fully paid, non-exclusive licenses.

13.2                           Termination by Mutual Agreement.  This Amended and Restated Worldwide Agreement may be terminated by the written agreement of both parties.

13.3                           Termination by PDL on Roche Default.  If, during the period commencing on the Effective Date and terminating on the earlier of Reversion Effective Date or the Put Right Effective Date, Roche defaults in the performance of, or fails to be in compliance with, any material agreement, condition or covenant of this Amended and Restated Worldwide Agreement with respect to either (a) the rights PDL grants to Roche under Article II of this Amended and Restated Worldwide Agreement, including royalties and consideration due from Roche to PDL under Article VII, or (b) the Transplant Reversion granted under Article V, then PDL may terminate any or all of the rights and licenses granted to Roche under Section 2.5 of this Amended and Restated Worldwide Agreement at its option, at which time Roche’s right to promote, distribute and sell Daclizumab in the Roche Territory shall terminate as though PDL had exercised its Transplant Reversion, with all the same effect as though that were the case, but without the need for any payment of the Reversion Exercise Fee.  PDL shall have such right to so terminate Roche’s rights under this Section 13.3 only if such default or noncompliance shall not have been remedied, or steps initiated to remedy the same to PDL’s reasonable satisfaction, within [CONFIDENTIAL TREATMENT REQUESTED] after receipt by Roche of a written notice thereof from PDL.  It is expressly understood that PDL’s rights to terminate under this Section 13.3 are in effect only until the earlier of the Reversion Effective Date or the Put Right Effective Date, and that such rights expire with the expiration, without exercise, of the Transplant Reversion and the Roche Put Right.

13.4                           Voluntary Termination Of License by Roche.

(a)                                  Roche shall have the right, in the event the Transplant Reversion and the Roche Put Right expire unexercised, to voluntarily terminate its licenses under Section 2.5(a), on six (6) months written notice.  On notice of such voluntary termination, Roche shall notify PDL of the amount of Daclizumab that Roche, its Affiliates, sublicensees and distributors then have on hand (“Inventory”).  Roche and its Affiliates, sublicensees and distributors shall thereupon be permitted to sell the Inventory, provided that PDL shall have the first option for a period not to exceed [CONFIDENTIAL TREATMENT REQUESTED] to purchase all or part of the Inventory at [CONFIDENTIAL TREATMENT REQUESTED].  If PDL fails to exercise its option to purchase all of the Inventory or for that part of the Inventory with respect to which the option is not exercised, then Roche will be free to sell such Inventory to Third Parties for a period not to exceed [CONFIDENTIAL TREATMENT REQUESTED] from the termination of PDL’s option.  In any event, Roche shall pay the royalties or other consideration due, if any, on the sale of such Inventory in the amounts and manner provided for in Articles VII and VIII.

(b)                                 Roche shall have the right at any time during the term of this Amended and Restated Worldwide Agreement, to voluntarily terminate its license granted under Section 2.5(b), on [CONFIDENTIAL TREATMENT REQUESTED] written notice to PDL.  In the event of such unilateral termination, Roche agrees to negotiate with PDL, on PDL’s request, for the transfer and/or license of any Roche owned or licensed intellectual property or technology relevant to the development and/or commercialization of the Excluded Products, in return for [CONFIDENTIAL TREATMENT REQUESTED].

13.5                           Return of Materials.  On termination of this Amended and Restated Worldwide Agreement in whole by both parties pursuant to Section 13.2, by PDL pursuant to Section 13.3, or by Roche pursuant to Section 13.4, Roche forthwith shall (a) return to PDL all cell lines and their progeny, antibodies and other biological materials provided by PDL under the 1989 Agreements; and (b) subject to Section 13.4, at PDL’s cost, shall deliver to PDL then available supplies of Daclizumab.

13.6                           Rights and Obligations on Termination or Expiration.  Unless expressly provided to the contrary, the provisions of Sections 2.1(g), 2.3, 2.7, 3.4, 5.7, 7.4, 7.5, 9.1(c), 9.1(e), 13.4, 13.5, 13.6, 13.7, 17.4, 17.5, 17.6, 17.8, and 17.11, and Articles VIII, X, XI, XII, XIV and XV shall survive the termination of this Amended and Restated Worldwide Agreement and shall expire on their own terms, or if no expiration is expressly indicated therein, shall continue indefinitely.

XIV.  CONFIDENTIALITY, DISCLOSURE AND PUBLICATIONS

14.1                           Confidentiality.

(a)                                  Generally.  During the term of this Amended and Restated Worldwide Agreement and for a period of [CONFIDENTIAL TREATMENT REQUESTED] following expiration or termination of this Amended and Restated Worldwide Agreement, each party shall maintain in confidence all information and materials including, but not limited to, cell lines, their progeny, and antibodies, disclosed by the other party hereto that such party knows or has reason to know are or contain trade secrets or other proprietary information of the other, including, without limitation, information relating to the PDL Know-How, PDL Patents, Roche Know-How, Roche Patents, Joint Roche-PDL Patents, Joint Inventions and inventions of the other party, and the business plans of the other party, including, without limitation, information provided by either party to the other party hereto prior to the Effective Date, and shall not use such trade secrets or proprietary information for any purpose, including, without limitation, for the purpose of developing products in the Field except as permitted by this Amended and Restated Worldwide Agreement or disclose the same to anyone other than those of its Affiliates, sublicensees, prospective sublicensees, employees, consultants, agents or subcontractors as are necessary in connection with such party’s activities as contemplated in this Amended and Restated Worldwide Agreement.  Each party shall be responsible for ensuring compliance with these obligations by such party’s Affiliates, sublicensees, prospective sublicensees, employees, consultants, agents and subcontractors.  Each party shall use a similar effort to that which it uses to protect its own [CONFIDENTIAL TREATMENT REQUESTED] trade secrets or proprietary information to ensure that its Affiliates, sublicensees, employees, consultants, agents and subcontractors do not disclose or make any unauthorized use of trade secrets or proprietary information of the other party hereto.  Each party shall notify the other promptly on discovery of any unauthorized use or disclosure of the other’s trade secrets or proprietary information.

(b)                                 Additional Roche Obligations.  During the period commencing on the Effective Date and terminating on the earlier of Reversion Effective Date or the Put Right Effective Date, Roche agrees to maintain in confidence the Roche Know-How related to Daclizumab in a manner consistent with Roche’s maintenance of confidentiality with respect to know-how and trade secrets related to its other products and technologies and consistent with Roche’s past practices with respect to such Roche Know-How.

14.2                           Exceptions.  The obligation of confidentiality contained in this Amended and Restated Worldwide Agreement shall not apply to the extent that (a) either party (the “Recipient”) is required to disclose information by order or regulation of a governmental agency or a court of competent jurisdiction or (b) the Recipient can demonstrate that (i) the disclosed information was at the time of such disclosure by the Recipient already in the public domain other than as a result of actions of the Recipient, its Affiliates, employees, licensees, agents or subcontractors, in violation hereof; (ii) the disclosed information was rightfully known by the Recipient or its Affiliates (as shown by its written records) prior to the date of disclosure to the Recipient in connection with the negotiation, execution or performance of this Amended and Restated Worldwide Agreement; or (iii) the disclosed information was received by the Recipient or its Affiliates on an unrestricted basis from a source unrelated to any party to this Amended and Restated Worldwide Agreement and not under a duty of confidentiality to the other party, or (c) the Recipient can demonstrate that disclosure to a regulatory authority is required by its product license approval process.

14.3                           Publications.

(a)                                  Scientific Publications.  Prior to public disclosure or submission for publication of a manuscript describing the results of any scientific activity or collaboration between PDL and Roche in the Field, the party disclosing or submitting such a manuscript (“Disclosing Party”) shall send the other party (“Responding Party”) by expedited delivery a copy of the manuscript to be submitted and shall allow the Responding Party a reasonable time period (not to exceed forty-five (45) days from the date of confirmed receipt) in which to determine whether the manuscript contains subject matter of which patent protection should be sought (prior to publication of such manuscript) for the purpose of protecting an invention, or whether the manuscript contains confidential information belonging to the Responding Party.  After the expiration of forty-five (45) days from the date of confirmed receipt of such manuscript, the Disclosing Party shall be free to submit such manuscript for publication and publish or otherwise disclose to the public such research results.  Should the Responding Party believe the subject matter of the manuscript contains confidential information or a patentable invention of substantial commercial value to the Responding Party, then prior to the expiration of forty-five (45) days from the date of confirmed receipt of such manuscript by the Responding Party, the Responding Party shall notify the Disclosing Party in writing of its determination that such manuscript contains such information or subject matter for which patent protection should be sought.  On receipt of such written notice from the Responding Party, the Disclosing Party shall delay public disclosure of such information or submission of the manuscript for an additional period of sixty (60) days to permit preparation and filing of a patent application on the disclosed subject matter.  The Disclosing Party shall thereafter be free to publish or disclose such information, except that the Disclosing Party may not disclose any confidential information of the Responding Party in violation of Sections 14.1 and 14.2 hereof.  Determination of authorship for any paper or patent shall be in accordance with accepted scientific practice.  Should any questions on authorship arise, this will be determined by good faith consultation between the respective heads of research for each of the parties.

(b)                                 Clinical Studies.  At any time prior to PDL’s exercise of the Transplant Reversion or Roche’s exercise of the Roche Put Right, if a party intends to publicly disclose or submit for publication a manuscript describing the results of any permitted scientific, preclinical or clinical study involving Daclizumab conducted by or on behalf of such party (the “Publishing Party”) or its Affiliates, the Publishing Party shall send the other party by expedited delivery a copy of the manuscript to be submitted and shall allow the other party a reasonable time period (such period to be stated in the transmittal and not to exceed forty-five (45) days from the date of confirmed receipt by the other party) to review the manuscript, including for the purpose of determining whether the manuscript contains information which is reasonably likely to have a material adverse impact on Daclizumab for either Transplant Indications or Autoimmune Indications, as the case may be, in the Territory or confidential information belonging to the other party.  After the expiration of such stated reasonable period from the date of confirmed receipt by the other party of such manuscript, the Publishing Party shall be free to submit such manuscript for publication and publish or otherwise disclose to the public such research results.  During such stated reasonable period, if the other party believes the manuscript contains information that is reasonably likely to have a material adverse impact on Daclizumab for Transplant Indications or Autoimmune Indications, as the case may be, in the Territory, then prior to the expiration of the stated period above, the other party shall notify the Publishing Party in writing of its determination and the reasons therefor.  On receipt of such written notice from the other party, the Publishing Party shall confer with the other party and shall attempt in good faith to resolve such concerns before the Publishing Party makes any public disclosure of such information or submission of the manuscript.   After the Reversion Effective Date or the Put Right Effective Date, PDL shall have the sole right to publish or otherwise publicly disclose, without the consent of Roche, the results of any scientific, preclinical and clinical data involving Daclizumab conducted by or on behalf of PDL or Roche or their Affiliates.

XV.  DISPUTE RESOLUTION

15.1                           Arbitration.  Except as expressly provided herein, any claim, dispute or controversy arising out of or in connection with or relating to this Amended and Restated Worldwide Agreement or the breach or alleged breach thereof shall be submitted by the parties to arbitration by the American Arbitration Association (“AAA”) in Santa Clara County, California, under the commercial rules then in effect for that AAA except as provided herein.  All proceedings shall be held in English and a transcribed record prepared in English.  The parties shall choose, by mutual agreement, one arbitrator within thirty (30) days of receipt of notice of the intent to arbitrate.  If no arbitrator is appointed within the times herein provided or any extension of time that is mutually agreed on, the AAA shall make such appointment within thirty (30) days of such failure.  The award rendered by the arbitrator shall include costs of arbitration, reasonable attorneys’ fees and reasonable costs for expert and other witnesses, and judgment on such award may be entered in any court having jurisdiction thereof.  The parties shall be entitled to discovery as provided in Sections 1283.05 and 1283.1 of the Code of Civil Procedure of the State of California, whether or not the California Arbitration Act is deemed to apply to said arbitration.  Nothing in this Amended and Restated Worldwide Agreement shall be deemed as preventing either party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the parties and the subject matter of the dispute as necessary to protect either party’s name, proprietary information, trade secrets, know-how or any other proprietary right.  If the issues in dispute involve scientific or technical matters, any arbitrator chosen hereunder shall have educational training and/or experience sufficient to demonstrate a reasonable level of knowledge in the field of biotechnology.  Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

XVI.  FORCE MAJEURE

16.1                           No Control.  If either party shall be delayed, interrupted in or prevented from the performance of any obligation hereunder by reason of force majeure including an act of God, fire, flood, earthquake, war (declared or undeclared), public disaster, act of terrorism, strike or labor differences, governmental enactment, rule or regulation, or any other cause beyond such party’s control, such party shall not be liable to the other therefor; and the time for performance of such obligation shall be extended for a period equal to the duration of the force majeure which occasioned the delay, interruption or prevention.  The party invoking such force majeure rights of this Section 16.1 must notify the other party by courier or overnight dispatch (e.g., Federal Express) within a period of fifteen (15) days of both the first and last day of the force majeure unless the force majeure renders such notification impossible in which case notification will be made as soon as possible.  If the delay resulting from the force majeure exceeds six (6) months, both parties shall consult together to find an appropriate solution.

XVII.  MISCELLANEOUS

17.1                           Representations.  Each party represents and warrants to the other party hereto that, except as may otherwise be disclosed in writing to such party:

(a)                                  each party has the full right and authority to enter into this Amended and Restated Worldwide Agreement; and

(b)                                 to the best knowledge of the party after reasonable investigation, no Third Party has any right, title or interest in the PDL Patents or PDL Know-How, Roche Know-How or Roche Patents, as the case may be, or in the Joint PDL-Roche Patents, as the result of such Third Party’s former employment of any employee of that party.

17.2                           Assignment.  Either party may assign this Amended and Restated Worldwide Agreement and the licenses herein granted (a) to any Affiliate of such party without the consent of the other party, provided that such party remains fully liable for the performance of such party’s obligations hereunder by such Affiliate, or (b) to any Third Party, on the prior written consent of the other party, not to be unreasonably withheld; and (c) without the consent of the other party, to any Third Party purchaser of all or substantially all of the business unit to which this Amended and Restated Worldwide Agreement relates, which in the case of PDL, shall mean the Daclizumab business, and in the case of Roche, shall mean Roche’s therapeutic antibody business or transplant therapeutic business.  The parties agree that it would be reasonable for a party to withhold consent to the other party’s proposed assignment of this Amended and Restated Worldwide Agreement to an entity, that is, as of the time of such proposed assignment, [CONFIDENTIAL TREATMENT REQUESTED] (in at least one [CONFIDENTIAL TREATMENT REQUESTED] with [CONFIDENTIAL TREATMENT REQUESTED]), or [CONFIDENTIAL TREATMENT REQUESTED] in any [CONFIDENTIAL TREATMENT REQUESTED] any [CONFIDENTIAL TREATMENT REQUESTED] for the [CONFIDENTIAL TREATMENT REQUESTED] of [CONFIDENTIAL TREATMENT REQUESTED] in any [CONFIDENTIAL TREATMENT REQUESTED].  This Amended and Restated Worldwide Agreement shall be binding on and shall inure to the benefit of the permitted successors and assigns of the parties hereto.

17.3                           Entire Agreement.  This Amended and Restated Worldwide Agreement, the Reversion Agreement between F. Roche and PDL dated March 4, 2002 (“Japan Reversion Agreement”), the Pharmacovigilance Agreement, and the Joint Defense Agreement dated June 20, 2000, constitute the entire agreement between the parties hereto with respect to the subject matter herein and, effective on the Effective Date, supersede all previous agreements (including the 1999 Agreements), whether written or oral, such superseding resulting in, among other things, the licenses granted thereunder having no further force or effect and being replaced by the licenses set forth in Article II of this Amended and Restated Worldwide Agreement.  Notwithstanding the foregoing, (a) certain provisions of the 1999 Agreements shall remain in force and effect, to the extent this Amended and Restated Worldwide Agreement so indicates by specific reference, and (b) any royalties or other payments accruing under the 1999 Agreements prior to the Effective Date shall remain due and payable.  This Amended and Restated Worldwide Agreement shall not be changed or modified orally, but only by an instrument in writing signed by both parties.

17.4                           Releases.  The parties hereby confirm the releases contained in Section 15.4 of the 1999 PDL/Roche Agreement and in Section 11.4 of the F. Roche Agreement.

17.5                           Severability.  If any provision of this Amended and Restated Worldwide Agreement is declared invalid by an arbitrator pursuant to Section 15.1 or by a court of last resort or by any court or other governmental body from the decision of which an appeal is not taken within the time provided by law, then and in such event, this Amended and Restated Worldwide Agreement will be deemed to have been terminated only as to the portion thereof that relates to the provision invalidated by that decision and only in the relevant jurisdiction, but this Amended and Restated Worldwide Agreement, in all other respects and all other jurisdictions, will remain in force; provided, however, that if the provision so invalidated is essential to the Amended and Restated Worldwide Agreement as a whole, then the parties shall negotiate in good faith to amend the terms hereof as nearly as practical to carry out the original intent of the parties, and, failing such amendment, either party may submit the matter to arbitration for resolution pursuant to Section 15.1.

17.6                           Indemnification.

(a)                                  Roche agrees to defend, indemnify and hold harmless PDL, its trustees, officers, agents and employees from and against any and all Third Party suits, claims, acts, liabilities, demands, damages, expenses, and losses of any kind, including those resulting from death, personal injury, illness or property damage arising (i) out of the manufacture, distribution, use, testing, promotion, marketing or sale or other disposition, by Roche, an Affiliate of Roche, or any distributor, customer, sublicensee or representative of Roche or anyone in privity therewith (other than PDL), of (A) any Licensed Product, as defined in the 1999 Agreements, prior to the Effective Date, (B) Daclizumab or any Excluded Product on or after the Effective Date, or (C) any cell lines, their progeny, or other biological materials, method, process, device or apparatus licensed or provided by PDL pursuant to the 1989 Agreements, the 1999 Agreements or this Amended and Restated Worldwide Agreement; (ii) as a result of practicing a Joint Invention, or using PDL Know-How or PDL Patents licensed to Roche under this Amended and Restated Worldwide Agreement, except where such claim is based on the negligent acts of commission or omission of PDL; (iii) out of any breach by Roche of any representation, warranty or covenant of this Amended and Restated Worldwide Agreement; (iv) out of any violation of applicable law by an action, policy or procedure of Roche or its Affiliates; or (v) out of any negligence or willful misconduct of Roche or its Affiliates.

(b)                                 PDL agrees to defend, indemnify and hold harmless Roche, its trustees, officers, agents and employees harmless from and against any and all Third Party suits, claims, actions, liabilities, demands, damages, expenses, and losses of any kind, including those resulting from death, personal injury, illness or property damage arising (i) out of the manufacture, distribution, use, testing, promotion, marketing or sale or other disposition, by PDL, an Affiliate of PDL, or any distributor, customer, sublicensee or representative of PDL or anyone in privity therewith (other than Roche), of (A) Daclizumab prior to the Effective Date, or (B) Daclizumab or any Other Licensed Product on or after the Effective Date, or (C) any biological materials, method, process, device or apparatus licensed or provided by Roche pursuant to this Amended and Restated Worldwide Agreement; (ii) as a result of practicing a Joint Invention, or using Roche

Know-How or Roche Patents licensed to PDL under this Amended and Restated Worldwide Agreement, except where such claim is based on the negligent acts of commission or omission of Roche; (iii) out of any breach by PDL of any representation, warranty or covenant of this Amended and Restated Worldwide Agreement; (iv) out of any violation of applicable law by an action, policy or procedure of PDL or its Affiliates; (v) out of any negligence or willful misconduct of PDL or its Affiliates; or (vi) from any claim for failure to pay any license fee, royalty or other payment due on sales of Daclizumab or any Other Licensed Product by PDL or its Affiliates or sublicensees under any license agreement for any Roche Controlled Patents between Roche and any Third Party licensor that PDL elected not to take a sublicense under as provided in Section 2.8(b).

(c)                                  Procedure.  In the event of a claim by a Third Party against a party entitled to indemnification under this Amended and Restated Worldwide Agreement (“Indemnified Party”), the Indemnified Party shall promptly notify the other party (“Indemnifying Party”) in writing of the claim and the Indemnifying Party shall undertake and solely manage and control, at its sole expense, the defense of the claim and its settlement.  The Indemnified Party shall cooperate with the Indemnifying Party, including, as requested by the Indemnifying Party and at the Indemnifying Party’s cost, entering into a joint defense agreement.   The Indemnified Party may, at its option and expense, be represented in any such action or proceeding by counsel of its choice.  The Indemnifying Party shall not be liable for any litigation costs or expenses incurred by the Indemnified Party without the Indemnifying Party’s written consent.  The Indemnifying Party shall not settle any such claim unless such settlement fully and unconditionally releases the Indemnified Party from all liability relating thereto, unless the Indemnified Party otherwise agrees in writing.

17.7                           Notices.  Any notice or report required or permitted to be given under this Amended and Restated Worldwide Agreement shall be in writing and shall be mailed by certified or registered mail, or telexed or telecopied and confirmed by mailing, as follows and shall be effective five (5) days after such mailing:

If to PDL:	Protein Design Labs, Inc. 34801 Campus Drive Fremont, California U.S.A. 94555 Attention: Chief Executive Officer

and	Protein Design Labs, Inc. 34801 Campus Drive Fremont, California U.S.A. 94555 Attention: General Counsel

If to Roche:	Hoffmann-La Roche Inc. 340 Kingsland Street Nutley, New Jersey 07110 Attention: Corporate Secretary

and	F. Hoffmann-La Roche Ltd

Grenzacherstrasse 124
CH-4002 Basel, Switzerland
Attention: Law Department

17.8                           Choice of Law.  The validity, performance, construction, and effect of this Amended and Restated Worldwide Agreement shall be governed by the laws of the State of California, U.S.A, without regard to conflicts of law principles that would provide for application of the law of a jurisdiction outside California and excluding the United Nations Convention on Contracts for the International Sales of Goods.

17.9                           Publicity.  The parties agree to issue press releases in an agreed-on form and format concerning their entry into this Amended and Restated Worldwide Agreement, with the content of such releases to be approved in advance by the parties.    In all other respects, no party to this Amended and Restated Worldwide Agreement shall use the name of the other parties in any publicity release without the prior written permission of such other party, which shall not be unreasonably withheld.  The other party shall have a reasonable opportunity to review and comment on any such proposed publicity release.  Except as required by law, no party hereto shall publicly disclose the terms of this Amended and Restated Worldwide Agreement, the 1989 Agreements, the 1999 Agreements, the Japan Reversion Agreement, or their terms and conditions unless expressly authorized to do so by the other party which authorization shall not be unreasonably withheld.  In the event that disclosure is authorized, the parties will work together to develop a mutually acceptable disclosure.  Notwithstanding anything to the contrary herein, if not otherwise disclosed by Roche, PDL shall not disclose to any Third Party the amount of sales of Roche, or royalties or consideration paid by Roche with respect to, Daclizumab or Excluded Products without the prior written consent of Roche, except that PDL shall have the right to disclose the terms of this Amended and Restated Worldwide Agreement to any bona fide investors, advisors, investment banking representatives, or prospective strategic partners or collaborators, under binder of confidentiality.  If not otherwise disclosed by PDL, Roche shall not disclose to any Third Party the amount of sales of PDL, or royalties or consideration paid by PDL with respect to, Daclizumab without the prior written consent of PDL, which consent shall not be unreasonably withheld.

17.10                     Further Assurances.  The parties agree to reasonably cooperate with each other in connection with any actions required to be taken as part of their respective obligations under this Amended and Restated Worldwide Agreement, and shall (a) furnish to each other such further information; (b) execute and deliver to each other such other documents; and (c) do such other acts and things (including working collaboratively to correct any clerical, typographical, or other similar errors in this Amended and Restated Worldwide Agreement), all as the other party may reasonably request for the purpose of carrying out the intent of this Amended and Restated Worldwide Agreement.

17.11                     Tax Treatment and Tax Structure Disclosure.  Notwithstanding anything herein to the contrary, any party to this Amended and Restated Worldwide Agreement (and any employee, representative, or other agent of any party to this Amended and Restated Worldwide Agreement) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Amended and Restated Worldwide Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure; provided however, that such disclosure may not be made to the extent a lack of disclosure is reasonably necessary to comply with any applicable federal or state securities laws.  For the purposes of the foregoing sentence, (a) the “tax treatment” of a transaction means the purported or claimed federal income tax treatment of the transaction, and (b) the “tax structure” of a transaction means any fact that may be relevant to understanding the purported or claimed federal income tax treatment of the transaction.

17.12                     Agency.  Neither party is, nor will be deemed to be an employee, agent or representative of the other party for any purpose.  Each party is an independent contractor, not an employee or partner of the other party.  Neither party shall have the authority to speak for, represent or obligate the other party in any way without prior written authority from the other party.

17.13                     No Waiver.  Any omission or delay by either party at any time to enforce any right or remedy reserved to it, or to require performance of any of the terms, covenants or provisions hereof, by the other party, shall not constitute a waiver of such party’s rights to the future enforcement of its rights under this Amended and Restated Worldwide Agreement.  Any waiver by a party of a particular breach or default by the other party shall not operate or be construed as a waiver of any subsequent breach or default by the other party.

17.14                     No Strict Construction.  This Amended and Restated Worldwide Agreement has been prepared jointly by the parties and shall not be strictly construed against either party.

17.15                     Headings.  The captions used herein are inserted for convenience of reference only and shall not be construed to create obligations, benefits, or limitations.

17.16                     Counterparts.  This Amended and Restated Worldwide Agreement may be executed in counterparts, all of which taken together shall be regarded as one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Worldwide Agreement through their duly authorized representatives to be effective as of the Effective Date.

PROTEIN DESIGN LABS, INC.		HOFFMANN-LA ROCHE INC.

By:		By:

Title:	Chief Executive Officer	Title:

Date:		Date:

F. HOFFMANN-LA ROCHE LTD

By:

Title:

Date:

By:

Title:

Date:

Appendix A

PDL Patent Rights

The following are patents and patent applications (also known as the “Queen et al. patents”) issued and filed in certain countries in the world and licensed as part of the PDL Patent Rights under the Agreement. (As of: March 5, 2003)

1.  The following issued U.S. patents and pending U.S. patent applications:

Patent No. 5,585,089, “Humanized Immunoglobulins,” issued December 17, 1996.

Patent No. 5,693,761, “Polynucleotides Encoding Improved Humanized Immunoglobulins,” issued December 2, 1997.

Patent No. 5,693,762, “Humanized Immunoglobulins,” issued December 2, 1997.

Patent No. 6,180,370  “Humanized Immunoglobulins and Method of Making the Same”, issued January 30, 2001.

[CONFIDENTIAL TREATMENT REQUESTED]

2.  The following patents and patent applications outside the U.S.:

		Patent No.	Country	Title*

Issued	9/29/00	AR 254487 V1	Argentina	“Novel Immunoglobulins, Their Production and Use”
Issued	1/24/96	AT 0451216	Austria	”
Issued	1/24/96	0451216	Belgium	”
Issued	8/25/99	0682040	Belgium	”
Issued	1/14/03	1101125-4	Brazil	”
Issued	10/27/97	61095	Bulgaria	”
Issued	8/13/02	2328851	Canada	”
Issued	8/20/02	2006865	Canada	”
Issued	4/11/00	40279	Chile	”
Issued	7/21/00	58770	China	”
Issued	11/4/99	P920500A	Croatia	”
Issued	12/02/02	174317	Denmark	”
Issued	1/24/96	0451216B1	Europe(1)	”
Issued	8/25/99	0682040 B1	Europe(1)	”
Issued	3/28/02	108797	Finland	”
Issued	1/24/96	FR0451216	France	”
Issued	8/25/99	FR0682040	France	”

Issued	1/24/96	DE 68925536.5	Germany	”
Issued	8/25/99	DE 68929061.6	Germany	”
Issued	1/24/96	DD 296 964	East Germany	”
Issued	1/24/96	GB 0451216	Great Britain	”
Issued	8/25/99	GB 0682040	Great Britain	”
Issued	1/5/93	1001050	Greece	”
Regist.	7/14/00	0682040	Hong Kong	”
Issued	3/22/96	211174	Hungary	”
Issued	2/3/03	82755	Ireland	”
Issued	1/24/96	IT 0451216	Italy	”
Issued	8/25/99	IT 0682040	Italy	”
Issued	1/24/96	LU 0451216	Luxembourg	”
Issued	8/25/99	LU 0682040	Luxembourg	”
Issued	2/18/92	92.2146	Monaco	”
Issued	1/24/96	NL 0451216	Netherlands	”
Issued	8/25/99	NL 0682040	Netherlands	”
Issued	10/20/97	231984	New Zealand	”
Issued	6/8/00	314793	New Zealand	”
Issued	7/9/01	19912385	Norway(3)	”
Issued	12/26/91	132068	Pakistan	”
Issued	5/17/96	29729	Philippines	”
Issued	10/20/95	92758	Portugal	”
Issued	2/10/99	2126046	Russia	”
Issued	1/24/96	SG 0451216	Singapore	”
Issued	5/22/01	78258	Singapore	”
Issued	2/28/99	8912489	Slovenia	”
Issued	10/31/90	89/9956	South Africa	”
Issued	11/23/98	178385	South Korea	”
Issued	1/24/96	2081974 T3	Spain	”
Issued	8/25/99	0682040	Spain	”
Issued	1/24/96	SE 0451216	Sweden	”
Issued	8/25/99	SE 0682040	Sweden	”
Issued	1/24/96	CH 0451216	Switzerland	”
Issued	8/25/99	CH 0682040	Switzerland	”
Issued	12/2/91	50034	Taiwan	”
Issued	5/19/93	13349	Uruguay	”
Issued	2/9/96	56455	Venezuela	”

[CONFIDENTIAL TREATMENT REQUESTED]

* Exact titles may differ in different countries.

(1) and corresponding European national patents issued therefrom.

(2) registration date

[CONFIDENTIAL TREATMENT REQUESTED]

Appendix B

Third Party Licenses as of the Effective Date

[CONFIDENTIAL TREATMENT REQUESTED]

Appendix C

PDL Sole Territory:  Countries or Jurisdictions in which All Rights Have Reverted to PDL

[CONFIDENTIAL TREATMENT REQUESTED]

Appendix D

Example of Section 7.4(c) Royalty Adjustments

[CONFIDENTIAL TREATMENT REQUESTED]

Schedule 2.8(a)

Certain Roche Owned Patents

[CONFIDENTIAL TREATMENT REQUESTED]

Schedule 2.8(b)

Certain Roche Controlled Patents

All patents and patent applications licensed to Roche in the following agreements:

[CONFIDENTIAL TREATMENT REQUESTED]

Schedule 2.8(e)

Notices of Third Party IP Rights

[CONFIDENTIAL TREATMENT REQUESTED]

Schedule 2.8(f)

Third Party Licenses

[CONFIDENTIAL TREATMENT REQUESTED]